UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2009

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 27, 2009 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 27, 2009 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of the ten nominees for election to the Board of Directors listed in the accompanying proxy statement;

•	Appointment of PricewaterhouseCoopers LLP as independent accountants for 2009;

•	Five shareowner proposals described on pages 60-68 in the accompanying proxy statement; and

to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 27, 2009 are entitled to notice of and to vote at the meeting.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card as instructed on the Notice of Internet Availability. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 12, 2009.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 12, 2009

DIRECTIONS TO HONEYWELL’S HEADQUARTERS	Back Cover

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 27, 2009.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Notice and Access

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card as instructed on the Notice of Internet Availability. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

Methods of Voting

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet or telephone must be received by 11:59 p.m. eastern standard time on April 26, 2009.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. Votes directed by Internet or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. eastern standard time on April 26, 2009.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Directions provided by Internet or telephone must be received by 5:00 p.m. eastern standard time on April 23, 2009.

Revoking Your Proxy

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•

voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Proposals To Be Voted On and The Board’s Voting Recommendations

The following proposals, if properly raised, will be considered at the Annual Meeting. Honeywell’s Board recommends that you vote your shares as indicated below. Proposals 3 through 7 have been submitted by shareowners.

Proposal		Board’s Voting Recommendation
1.	Election of Directors	FOR each nominee to the Board listed on pages 4-7
2.	Approval of Independent Accountants	FOR
3.	Cumulative Voting	AGAINST
4.	Principles for Health Care Reform	AGAINST
5.	Executive Compensation Advisory Vote	AGAINST
6.	Tax Gross-Up Payments	AGAINST
7.	Special Shareowner Meetings	AGAINST

Quorum; Vote Required; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Honeywell common stock (“Common Stock”) entitled to vote at the meeting, either present in person or represented by proxy.

With respect to Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority vote.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 through 7 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes “AGAINST” Proposal Nos. 2 through 7. New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposal Nos. 3 through 7 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Results of the Vote

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Final results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, which will also be available on our website.

Shares Outstanding

At the close of business on February 27, 2009, there were 735,752,555 shares of Common Stock outstanding. Each share outstanding as of the February 27, 2009 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ATTENDANCE AT THE ANNUAL MEETING

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 27, 2009 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only upon presentation of evidence of ownership of shares of Common Stock as of February 27, 2009.

Proposal No. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. The Board has nominated ten candidates for election as directors for a term ending at the 2010 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

Certain information regarding each nominee is set forth below.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.

Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Nextel Corporation. He was a director of Honeywell Inc. from April 1999 to December 1999.

Director since 1999	Age 67

JAIME CHICO PARDO, Chairman of the Board of Telefonos de Mexico,
S.A. de C.V. (TELMEX)

Mr. Chico Pardo has been Chairman of the Board of TELMEX, a telecommunications company based in Mexico City, since October 2006. He joined TELMEX as its Chief Executive Officer in 1995, a position which he held until October 2006. In November 2006, Mr. Chico Pardo became Co- Chairman of the Board of IDEAL, a company engaged in the development and operation of infrastructure assets in Latin America. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo is a director of IDEAL, CICSA, Carso Global Telecom, America Movil, Grupo Carso and Telmex International, all of which are affiliates of TELMEX. Mr. Chico Pardo is also a director of AT&T, Inc. He was a director of Honeywell Inc. from September 1998 to December 1999.

Director since 1999	Age 59

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. He is also a director of JPMorgan Chase & Co.

Director since 2002	Age 56

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)

Mr. Davis joined United Parcel Service, Inc., a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow, a developer of general aviation and marine navigation instruments.

Director since 2005	Age 57

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Chevron Corporation.

Director since 2006	Age 63

CLIVE R. HOLLICK, Partner, Kohlberg Kravis Roberts & Co.

In April of 2005, Lord Hollick joined Kohlberg Kravis Roberts & Co., a private equity firm, as a Managing Director, focusing on investments in the media and financial services sectors, and was appointed Partner in April 2006. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media, a London-based, international information, broadcasting and publishing group. From 1974 to 1996, he held various leadership positions with United Business Media and its predecessor companies. Lord Hollick is also a director of Diageo plc, The Nielsen Company B.V., and ProSiebenSat.1 Media AG.

Director since 2003	Age 63

GEORGE PAZ, Chairman, President and Chief Executive Officer of Express Scripts, Inc.

Mr. Paz was elected a director of Express Scripts, Inc. in January 2004 and has served as Chairman of the Board since May 2006. Mr. Paz was elected President of Express Scripts in October 2003 and assumed the role of Chief Executive Officer in April 2005. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004.

Director since 2008	Age 53

BRADLEY T. SHEARES, Former Chief Executive Officer of Reliant
Pharmaceuticals, Inc., Former President, U.S. Human Health, Merck & Co., Inc.

Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation and Covance Inc.

Director since 2004	Age 52

JOHN R. STAFFORD, Retired Chairman and Chief Executive Officer of Wyeth

Mr. Stafford served as Chairman of the Board of Wyeth, a manufacturer of pharmaceutical, health care and animal health products, from 1986 until his retirement at the end of 2002. He also served as Chief Executive Officer from 1986 to 2001. Mr. Stafford joined Wyeth in 1970 and held a variety of positions before becoming President in 1981. He is also a director of Verizon Communications Inc.

Director since 1993	Age 71

MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer of SUPERVALU INC.

Mr. Wright was elected President and Chief Operating Officer of SUPERVALU INC., a food distributor and retailer, in 1978, Chief Executive Officer in 1981, and Chairman of the Board in 1982. He retired as President and CEO in June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway Company and Wells Fargo & Company. He was a director of Honeywell Inc. from April 1987 to December 1999.

Director since 1999	Age 70

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	to oversee management performance on behalf of shareowners;

•	to ensure that the long-term interests of the shareowners are being served;

•	to monitor adherence to Honeywell standards and policies;

•	to promote the exercise of responsible corporate citizenship; and

•	to perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

BOARD MEETINGS

The Board of Directors held eight meetings during 2008. The average attendance at meetings of the Board and Board Committees during 2008 was 95.6%. During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

The Board holds executive sessions of its non-employee directors on at least a quarterly basis. Members serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this system best serves to encourage full engagement of all directors in the process, while avoiding unnecessary hierarchy. Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors (see “Director Independence” on pages 11–13). The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—”Board Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

The table below lists the current membership of each Committee and the number of Committee meetings held in 2008.

Name	Audit		Corporate Governance and Responsibility		Management Development and Compensation		Retirement Plans
Mr. Bethune			X		X
Mr. Chico Pardo			X				X	*
Mr. Davis	X	*					X
Ms. Deily	X		X
Mr. Hollick					X		X
Mr. Paz	X		X
Dr. Sheares					X		X
Mr. Stafford	X				X	*
Mr. Wright	X		X	*
2008 Meetings	9		3		6		3

*	Committee Chairperson

The primary functions of each of the Board Committees are described below.

Audit Committee

The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Vice President—Corporate Audit. The Board has determined that Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Mr. Davis as the “audit committee financial expert”, as such term is defined by the SEC. See page 58 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareowners; review and make recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review Honeywell’s policies and programs relating to compliance with its Code of Business Conduct, health, safety and environmental matters, equal employment opportunity and such other matters as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on pages 12–13 and “Director Compensation” on pages 14–16.

Management Development and Compensation Committee

The Company’s executive compensation program is administered by the Management Development and Compensation Committee. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives (i.e., determination of performance metrics under the Company’s incentive and equity-based compensation plans); review and approve the individual goals and objectives of the Company’s executive officers; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers; review, prior to the filing thereof, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; review the management development program, including executive succession plans; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2008. See page 35 for the Report of the Management Development and Compensation Committee.

Role of Consultant

The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. In December 2007, the Committee determined that, in line with emerging corporate governance best practices, it would retain a consultant that provides no other services to the Company. In 2008, the Committee retained Semler Brossy Consulting Group to serve as its independent compensation consultant.

The consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “Peer Group” (see page 22 of this proxy statement for further detail regarding the Peer Group) and analyzes the relative performance of the Company and the Peer Group with respect to the financial metrics used in the programs. The Committee also reviews general survey data compiled and published by third parties; neither the Committee nor the Company has any input into the scope of or companies included in these surveys.

The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members. The consultant periodically attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

While the Committee reviews information provided by its consultant regarding compensation paid by the Peer Group, as well as survey data, as a general indicator of relevant market conditions, the Committee does not set or consider specific benchmark levels as a material factor in its compensation discussions. See “Peer Group” on page 22 of this proxy statement for further discussion.

Input From Senior Management

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year improvement as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, the CEO recommends base salary increases and cash and equity incentive award levels for the Company’s other executive officers. See “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement for additional discussion. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

Retirement Plans Committee

The primary functions of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review investment policy for fund assets; and oversee members of the committees that direct the investment of pension fund assets.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Bethune, Chico Pardo, Davis, Hollick, Paz, Sheares, Stafford and Wright and Ms. Deily—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. During their tenure on the Board during 2008, Messrs. Howard, Seidenberg and Shinseki were also independent under these standards. Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from Honeywell other than under the director compensation program described on pages 14–16 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•	No non-employee director (or any of their respective immediate family members) is affiliated with or employed in a professional capacity by Honeywell’s independent accountants.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•

No non-employee director (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our current directors (or former directors who served during 2008) presently serve, or at any time during the last completed fiscal year served, as officers (TELMEX, UPS and Verizon Communications). In each case, (i) the relevant products and services were provided on the same terms and conditions as similar products and services provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than 0.26% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•

Although not within the NYSE per se independence bars, the Board also considered Mr. Cote’s service on a KKR Advisory Board regarding the integration and operation of acquired companies (Mr. Hollick is a Partner in KKR) and determined that the relationship was not material.

The above information was derived from the Company’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company’s website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962 c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to- day management and oversight of the search firm engagement to the Chairman of the Board and/or the Company’s Senior VP—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

Director candidates are reviewed by the Committee based on the needs of the Board and the Company’s various constituencies, their relative skills and characteristics, and their age and against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities law, listing standards, and the Company’s Corporate Governance Guidelines; their experience and industry and educational background; their potential contribution to the composition, diversity and culture of the Board; and their ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties.

In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and Committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

This year, one director, George Paz, is nominated for election to the Board of Directors who has not previously stood for election to the Board by the shareowners. Mr. Paz was identified by a third-party search firm and was elected to the Board, effective December 12, 2008.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-laws and described under “Director Nominations” on page 69 of this proxy statement.

The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Annual Compensation

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.

At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments.

Each director receives an annual grant of options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Starting in 2007, the vesting period was extended from three to four years, with the vesting occurring in four equal annual installments. These options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant, death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) or applicable predecessor plan.

Deferred Compensation

A director may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to his or her account in the Deferred Compensation Plan for Non- Employee Directors. Amounts credited either accrue interest (6.3% for 2008; see footnote 4 to the table below) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell common stock fund is increased to take dividends into account. Upon a change of control, as defined in the Non-Employee Director Plan, a director may elect a lump-sum payment of amounts deferred before 2006.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune, Chico Pardo, Howard and Wright) participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by cash dividends that are converted into shares of Common Stock by dividing the cash amount by the closing price of the Common Stock on the dividend payment date. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason. Fractional shares will be paid in cash. Share payments will be made to a participating director in one payment or annual installments, as elected by the director. A director may elect to change the payment form if such election is made at least one year prior to the payment date.

Other Benefits

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents that is identical to similar coverage offered to the Company’s active salaried employees. In September 2008, the Board determined that new directors would be responsible for paying premiums for term life insurance and medical and dental coverage which they elected to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may use company aircraft for travel to and from Board and Committee meetings.

Under the terms of the Company’s aircraft usage policy, if the presence of the director’s spouse at a Board function is requested by the Company and the spouse travels with the director to such function on company aircraft, the Company imputes income to the director for spousal travel for income tax purposes and reimburses the director for the estimated taxes related to the imputed income.

Restricted Unit Grant Upon Election to Board

New directors receive a one-time grant of 3,000 restricted units that will vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be deemed automatically reinvested into additional restricted units to be paid out only as the underlying shares vest and will not have any voting rights. The director may defer the receipt of the restricted units on substantially the same terms and conditions as officers of the Company with respect to new grants of restricted units.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $300,000 of Common Stock (including restricted shares and restricted units) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay the Company withholding taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All directors other than Mr. Paz (elected to the Board on December 12, 2008) and Ms. Deily (elected to the Board on April 24, 2006) have attained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2008

Director Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)($)	All Other Compensation(5) ($)	Total ($)
Gordon Bethune	$185,000	—	$46,438	$28,364	$—	$259,802
Jaime Chico Pardo	$187,500	—	$46,438	—	$1,018	$234,956
D. Scott Davis	$197,500	—	$42,577	$2,506	$1,490	$244,073
Linnet Deily	$189,000	—	$42,577	—	$11,007	$242,584
Clive Hollick	$181,000	—	$46,438	$1,779	—	$229,217
James Howard*	$97,917	—	$68,553	—	$2,429	$168,899
George Paz	$7,732	$889	—	—	—	$8,621
Ivan Seidenberg*	$90,000	$(53,625)	$(33,646)	$14,428	—	$17,157
Bradley Sheares	$178,500	—	$46,438	$3,980	$27,417	$256,335
Eric Shinseki*	$189,000	—	$46,438	—	$12,695	$248,133
John Stafford	$195,500	—	$46,438	$50,195	$27,830	$319,963
Michael Wright	$199,000	—	$46,438	—	$5,444	$250,882

*	Mr. Howard retired from the Board at the 2008 Annual Meeting; Mr. Seidenberg and General Shinseki resigned from the Board in February 2008 and December 2008, respectively.

(1)	All fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell common stock fund).

(2)

The negative amount shown in this column for Mr. Seidenberg ($53,625) reflects the amount the Company credited to income in 2008 due to the reversal of the amount previously expensed by the Company with respect to 3,000 restricted shares which Mr. Seidenberg forfeited upon his resignation from the Board.

The outstanding stock awards and option awards held at December 31, 2008 by each of the listed individuals are set forth in the chart below:

Director Name	Outstanding Stock Awards at 12/31/08	Outstanding Option Awards at 12/31/08
Mr. Bethune	3,000	33,000
Mr. Chico Pardo	3,000	33,000
Mr. Davis	3,000	15,000
Ms. Deily	3,000	15,000
Mr. Hollick	3,000	25,000
Mr. Howard	—	28,000
Mr. Paz	3,000	—
Mr. Seidenberg*	—	—
Dr. Sheares	3,000	20,000
Gen. Shinseki	3,000	25,000
Mr. Stafford	6,000	35,000
Mr. Wright	3,000	33,000

*	As a result of his resignation, 9,500 options and 3,000 restricted shares previously granted to Mr. Seidenberg were forfeited in 2008.

(3)

For all current directors, the amounts set forth in this column represent $13,086 of compensation expense recognized by the Company in 2008 with respect to the annual option grants to acquire 5,000 shares issued to each director in April 2008, and any additional amounts represent compensation expense recognized in 2008 with respect to prior year option grants. The full grant date fair value of the 2008 option grant is $71,550, which is determined by multiplying the number of options granted (5,000) by the Black Scholes fair value per share of $14.31. A discussion of the assumptions used in these valuations with respect to awards made in fiscal year 2008 may be found in Note 20 in the Company’s Form 10-K for the year ended December 31, 2008. A discussion of the assumptions used in these valuations with respect to awards made in fiscal years prior to fiscal year 2008 may be found in the corresponding sections of the Company’s financial statement footnotes for the fiscal year in which the award was made.

The amount reflected in this column for Mr. Howard includes $57,090, the amount expensed by the Company for the vesting of Mr. Howard’s unvested options upon his retirement from the Board, effective April 28, 2008, per the terms of the Non-Employee Director Plan. The credit amount reflected in this column for Mr. Seidenberg ($33,646) represents a reversal of the amount previously expensed by the Company for Mr. Seidenberg’s 9,500 options, which were forfeited upon his resignation from the Board.

(4)

Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2007 plan year and later earn a rate of interest, compounded daily, and based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2008, this rate was 6.3%. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(5)

See “Director Compensation—Other Benefits” above for a description of the items included in the All Other Compensation column for 2008. Honeywell matched charitable contributions made by Messrs. Sheares, Shinseki, and Stafford and Ms. Deily in the amounts of $25,000, $10,150, $25,000 and $10,000, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

The Company has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of $939,737 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Each of Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions and Mr. Andreas Kramvis, President and Chief Executive Officer, Honeywell Specialty Materials, is a limited partner in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2008.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Bank and Trust Company	81,345,714	(1)	11.1	(2)
State Street Financial Center, One Lincoln Street, Boston, MA 02111

(1)	State Street has sole voting power in respect of 27,188,219 shares; shared voting power in respect of 54,157,495 shares; and shared dispositive power in respect of all 81,345,714 shares listed above.

(2)

State Street holds 7.4% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 26, 2009 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name(1)	Total Number of Shares(2)		Components of Beneficial Ownership (Number of Shares)
			Common Stock Beneficially Owned(3)	Right to Acquire(4)	Other Stock-Based Holdings(5)
Gordon M. Bethune	44,694		3,000	26,750	14,944
Jaime Chico Pardo	54,131		8,483	26,750	18,898
David M. Cote	5,630,032		67,780	5,214,700	347,552
D. Scott Davis	22,435		7,000	8,750	6,685
Linnet F. Deily	16,997		3,000	8,750	5,247
Clive R. Hollick	32,975		3,000	18,750	11,225
George Paz	1,961		0	0	1,961
Bradley T. Sheares.	25,113		3,000	13,750	8,363
John R. Stafford	77,895		23,441	28,750	25,704
Michael W. Wright	116,778		5,250	26,750	84,778
David J. Anderson	992,695		840	864,500	127,355
Roger Fradin	1,003,260		54,434	834,500	114,326
Robert J. Gillette	374,028		75,199	293,500	5,329
Larry E. Kittelberger	844,057		135,335	702,500	6,222
All directors, nominees and executive officers as a group, including the above-named persons (18 people)	10,959,951	(6)	485,291	9,660,800	813,860

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than .77% and the total for the group is approximately 1.49% of the shares of Common Stock outstanding.

(3)

Includes the following number of shares subject to shared dispositive power: Mr. Stafford, 8,000 shares and Mr. Kittelberger, 132,594 shares; and all directors and executive officers as a group, 172,136 shares.

(4)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of restricted units and stock options within 60 days of February 26, 2009.

(5)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(6)	Includes 61,542 shares pledged by two executive officers who are not named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2008, we believe that all applicable Section 16(a) filing requirements were met on a timely basis, other than one late Form 4 filing in 2008 for each of Messrs. Kittelberger, James and Kramvis to report the grant of restricted units.

SEC FILINGS AND REPORTS; KEY CORPORATE GOVERNANCE DOCUMENTS

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Honeywell is a diversified technology and manufacturing leader, with worldwide business operations organized into four strategic business groups, or “SBGs”: Aerospace; Automation and Control Solutions, or “ACS”; Specialty Materials; and Transportation Systems. Since 2002, we have used the five Honeywell Initiatives and the twelve Honeywell Behaviors to drive a “One Honeywell” performance culture based upon a common strategic direction and unified operating priorities.

Honeywell Initiatives		Honeywell Behaviors
• Growth • Productivity • Cash • People • Enablers ➢Honeywell Operating System ➢Functional Transformation ➢Velocity Product Development	+	• Growth and Customer Focus • Leadership Impact • Gets Results • Makes People Better • Champions Change • Fosters Teamwork and Diversity	• Global Mindset • Intelligent Risk Taking • Self-Aware/Learner • Effective Communicator • Integrated Thinker • Technical or Functional Excellence
Equals
One Honeywell Performance Culture
One company, multiple businesses aligned and integrated
Customer driven
Streamlined, functionalized and globalized
Standardized and aligned global mindset, processes and systems
Consistent and sustainable growth in variable economic conditions

Honeywell’s executive compensation program is designed to reinforce and support the One Honeywell performance culture by:

•

Attracting and retaining highly qualified executives with the leadership skills and experience necessary to drive results and change across global organizations, meet diverse strategic and operational challenges, and build long-term shareowner value;

•	Rewarding and differentiating among executives based on the achievement of specific Company, SBG and functional goals, both financial and non-financial, based on the Honeywell Initiatives; and

•	Aligning the interests of executives with those of shareowners by providing the appropriate balance of near-term and long-term objectives and fixed vs. at-risk compensation.

These objectives are reinforced by types of compensation and design principles that emphasize variable, at-risk compensation tied to both short and long-term performance. The combination of the One Honeywell performance culture, the focus provided by the Honeywell Initiatives and a management team assembled, retained and incentivized through a results-driven executive compensation program has yielded consistent and sustained improvement in the Company’s results of operations.

Pay For Performance: Key Fundamentals

•	Drive sustainable revenue, earnings and cash growth consistent with short-term operating objectives and long-term strategic priorities

•	Generate shareowner value creation through operating performance and effective capital allocation

•	Achieve competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk

Key Operating Performance Metrics

	2008	2007	5-Year CAGR
Sales	$36.6	$34.6	10%
Earnings Per Share – diluted	$3.76	$3.16	20%
Free Cash Flow	$3.1	$3.1	15%

Notes:	All $ in billions, except earnings per share.
CAGR = compounded annual growth rate.
See page 26 for definition of free cash flow; 2008 free cash flow excludes cash taxes relating to sale of Aerospace Consumables Solutions business.

Shareowner Value Creation Through
Effective Capital Allocation: 2004-2008

Dividends	$3.7	Four consecutive 10% dividend rate increases
Stock Repurchase	$9.2	Share count down 14%
Acquisitions	$7.0	Building growth platforms
Divestitures	$3.2	Proceeds from sales of non-core businesses

Note: All $ in billions.

This Compensation Discussion and Analysis describes the objectives, design principles and elements of Honeywell’s executive compensation programs and discusses the 2008 compensation decisions made by the Management Development and Compensation Committee (the “Committee”) with respect to the following named executive officers (the CEO, CFO and three other most highly compensated executive officers in 2008):

•	David Cote—Chairman and Chief Executive Officer

•	David Anderson—Senior Vice President and Chief Financial Officer

•	Roger Fradin—President and Chief Executive Officer-Automation and Control Solutions

•	Robert Gillette—President and Chief Executive Officer-Aerospace

•	Larry Kittelberger—Senior Vice President-Technology and Operations

Objectives and Design Principles

Attraction and Retention

The Committee believes that the attraction and retention of world-class leadership talent is essential to the successful execution of business strategies by an enterprise with the Company’s scale, breadth, complexity and global footprint. The Company seeks to attract highly qualified executives by providing total compensation that is competitive with peer compensation levels and tied to and differentiated based on the achievement of measurable results and the creation of shareowner value.

Peer Group

The Committee maintains its awareness of market conditions through annual review of compensation data compiled by the consultant retained by the Committee regarding a peer group of companies (listed below) having one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity, global scope of operations and/or diversified product lines (the “Peer Group”). The Committee believes that Honeywell executives are potentially attractive candidates for such companies because of the management skill set required to manage a global company of Honeywell’s scope and complexity.

The Peer Group

Alcoa	General Motors

Boeing	Johnson Controls

Dow Chemical	Lockheed Martin

DuPont	Northrop Grumman

Emerson Electric	Raytheon

General Dynamics	Textron

General Electric	United Technologies

The Committee periodically reviews the appropriateness of the Peer Group and the purposes for which it is used. Periodically, the Committee also reviews general industry survey data compiled and published by third parties, including other consulting firms. Neither the Committee nor the Company has any input into the scope of the companies included in these general industry surveys.

The Committee reviews both the data regarding the Peer Group and the survey data as a general indicator of relevant market conditions. The Committee does not set or consider specific benchmark targets as a material factor in its decisions regarding individual or total executive compensation or for individual elements of the Company’s executive compensation program due to, among other things, the variability in the composition of executive compensation programs (elements, cash-equity mix, short-term/long-term mix, targeted financial metrics, etc.), the one-year time lag in the availability of data and the multiple benchmark scenarios applicable to individual executive officers. See “Board Committees—Management Development and Compensation Committee—Role of Consultant” on page 10 of this proxy statement for additional discussion of the Committee’s use of its compensation consultant.

Succession Planning

In light of the training, experience and industry backgrounds of the Company’s senior executives, as well as the sustained top-line and bottom-line growth achieved by the Company over the last six years, there is a significant risk that these leaders will be presented with other career opportunities, including more senior positions and at higher levels of compensation. The Committee recognizes that retention of the Company’s management talent is critical to the continued performance of the Company and to successful succession planning. In addition to maintaining competitively attractive compensation levels, the Company seeks to retain executives by spacing payouts and vesting of awards over multiple years and by making periodic individual grants of restricted units for retention and/or succession planning purposes. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Key Compensation Ratios: Fixed/At-Risk; Annual/Long-Term; Cash/Equity

Elements of Annual Direct Compensation (“ADC”)

	Fixed/Variable	Annual/Long-Term	Cash/Equity
Base Salary	Fixed	Annual	Cash
Annual Incentive Bonus	Variable	Annual	Cash
Growth Plan	Variable	Long-Term	Cash
Stock Options	Variable	Long-Term	Equity

Alignment of Key Ratios with Compensation/Performance Objectives

•	Drive sustainable revenue, earnings and cash growth consistent with short-term operating objectives and long-term strategic priorities

➢	80–90% of each executive officer’s ADC is variable and dependent upon the achievement of pre-established financial goals and individual performance objectives, and stock price appreciation

➢	Long-term incentive compensation represents approximately 60–70% of each executive officer’s ADC

•	Generate shareowner value creation through operating performance and effective capital allocation

➢	Cash compensation (approximately 50% of ADC): recognizes achievement of specific annual and multi-year objectives; drives business fundamentals while independent of stock price fluctuations

➢	Equity compensation (approximately 50% of ADC): ensures that a significant portion of wealth accumulation is at risk and tied to long-term stock price appreciation

•	Achieve competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk

➢	Rigorous planning process conducted by senior management

➢	Board review of annual operating plan and long-term strategic plans

➢	Audit Committee review of enterprise risk management processes

➢	Review and approval of corporate, SBG and individual objectives by Committee to ensure goals strike proper risk/reward balance and do not encourage unnecessary or excessive risk-taking

Program Review

Semler Brossy Consulting Group (“SBCG”), the independent compensation consultant retained by the Committee, conducted a review of the Company’s executive compensation program, and advised the Committee that the Company’s executive pay strategy and design is (i) structurally sound, (ii) supportive of the Company’s business objectives, and (iii) responsive to shareowner concerns (e.g., performance-based program, extended vesting, managed dilution and run-rate of equity awards, and stock ownership guidelines). Specifically, SBCG concluded that the Company had a well-balanced approach to pay-for- performance linkages that appropriately blended objective and quantifiable goals with the exercise of discretion and judgment.

Compensation Decisions: Factors Considered

Performance Assessments

In addition to the factors discussed below in the sections pertaining to the individual elements of the Company’s executive compensation program, when assessing the performance of named executive officers, the Committee considers individual performance in light of the Honeywell Initiatives and Behaviors. Specific factors which may impact compensation decisions include:

•

Growth: organic revenue growth; segment profit and margin growth; results of identified priority growth programs; development of superior sales and marketing capability; on-time delivery and product quality performance; implementation of processes to drive technology innovation and new product introductions; expansion into new global markets; and successful completion and integration of portfolio actions (acquisitions, divestitures and joint ventures) that better position the Company for future growth.

•

Productivity: fixed and variable cost performance; expansion of global production and sourcing; site consolidations; implementation of standardized sales, inventory and order planning processes; health, safety and environmental compliance; risk management; implementation of enterprise resource planning solutions; and organizational simplification.

•	Cash: working capital improvement; conversion rate of income to cash; and effective reinvestment and deployment of cash generated.

•

People: organizational effectiveness; internal promotion rate; retention of key talent; effectiveness of management development programs and actions; succession planning, effective sourcing of new talent; and Honeywell Hometown Solutions programs aligned with educational, community and charitable partners.

•

Enablers: implementation of Honeywell Operating System at designated sites; achievement of Functional Transformation objectives regarding improvement and standardization of functional processes and reduction of functional cost; and reduction of cycle time of new product introductions through Velocity Product Development.

Judgment and Discretion of the Committee

Generally, the Committee does not believe that the factoring of the various items considered by the Committee in making its decisions regarding the size or composition of the overall compensation of each named executive officer should or can be reduced to a linear formula. The Committee’s compensation decisions reflect the exercise of significant judgment by the Committee in weighing Company performance, individual performance, future potential, leadership qualities, effectiveness in driving organizational, process and functional excellence, and demonstrated commitment to integrity, compliance and learning in the workplace.

Generally, the Committee has the discretion to adjust aggregate and individual awards under each element of the Company’s executive compensation program upward or downward, subject to relevant tax rules, as it deems appropriate to reflect factors that enhance or detract from results achieved relative to established targets and objectives, such as year-over-year improvement in operating income, margin expansion, revenue conversion and free cash flow conversion, relative performance of SBGs or business units within each SBG, relevant industry and economic conditions, degree of stretch in targets, and prior year awards, as well as unforeseen factors beyond management’s control that impacted performance. The exercises of material discretion by the Committee in setting aggregate or individual awards is explained below in the discussion of the relevant element of the Company’s executive compensation program.

Overall Compensation Data

Each year the Committee reviews each executive officer’s three-year compensation history with respect to all elements of annual direct compensation, as well as projected payouts under the Company’s retirement and deferred compensation plans, and prior non-recurring types of awards or grants (e.g., “sign on” or “make whole” awards upon joining Honeywell and restricted unit awards for retention and/or succession planning purposes). The Committee considers historical award and/or grant levels when determining individual annual incentive bonuses and option grants, as well as unvested equity holdings in connection with reviewing the need for retention arrangements. While the Committee also considers potential payouts and circumstances involving a change in control of the Company and/or termination of the executive officer’s employment, these arrangements generally do not affect the Committee’s decisions regarding other compensation elements.

Disparity Among Named Executive Officers

There are no policy differences with respect to the compensation of individual named executive officers. The compensation disparity between the CEO and the other named executive officers is due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise and the corresponding market factors reflecting this difference.

2008 Compensation Decisions: Annual Direct Compensation

Total Mix: Annual Direct Compensation

The table below illustrates how 2008 total annual direct compensation for the named executive officers was allocated between fixed and variable, annual and long-term, and cash and equity elements of the Company’s executive compensation program.

Named Executive Officer	Fixed	Variable	Annual	Long- Term	Cash- Based	Equity- Based

Mr. Cote	10%	90%	30%	70%	50%	50%

Mr. Anderson	18%	82%	38%	62%	56%	44%

Mr. Fradin	20%	80%	42%	58%	58%	42%

Mr. Gillette	21%	79%	38%	62%	55%	45%

Mr. Kittelberger	16%	84%	31%	69%	51%	49%

Although not part of annual direct compensation, the restricted units granted to Mr. Kittelberger in 2008 (see “Restricted Units” below) serve to reinforce and increase the emphasis on the variable, long-term and equity-based elements of his respective overall compensation.

Base Salary

The Committee reviews the base salaries of named executive officers on an annual basis, at the time of any promotion or change in responsibilities, and as otherwise may be appropriate (e.g., in connection with retention arrangements). Annual merit increases for the named executive officers are based on performance assessments by the CEO (for the named executive officers other than the CEO), and the Committee (for all officers). See “Compensation Decisions: Factors Considered—Performance Assessments” on pages 23-24 of this proxy statement. Named executive officers, other than the CEO, typically receive annual merit increases; the CEO has received two increases in base salary during his seven-year tenure.

In 2008, Messrs. Cote, Anderson and Kittelberger received merit increases of $100,000, $50,000 and $35,000, respectively. Messrs. Fradin and Gillette each received an increase in base salary as part of a broader set of previously reported retention actions approved by the Committee in 2007.

2009 Changes

As part of the Company’s cost control measures in light of continuing difficult Global Conditions, executives will not receive merit increases in base salary in 2009.

Annual Incentive Bonus

Performance Metrics

The amount of annual incentive bonuses payable to the named executive officers under the Company’s Incentive Compensation Plan for Executive Employees (“ICP”) is determined based upon (i) achievement by Honeywell and the SBGs of annual financial objectives established by the Committee in February of each year (see table below; net income is used in lieu of earnings per share at the SBG level) and (ii) other factors that the Committee determines are appropriate supplements to the results achieved against the pre-established metrics, such as year-over-year improvement in operating income, margin expansion, revenue conversion and free cash flow conversion, relative performance of SBGs or business units within each SBG, relevant industry and economic conditions, degree of stretch in targets, and prior year annual bonus levels.

Metric	Definition	Rationale for Use

EPS	Earnings per share of common stock—assuming dilution

The Committee believes that EPS is an effective measure of delivery of shareowner value at the corporate level. Increasing EPS is reflective of strong growth that is driven by innovation, customer satisfaction, successful acquisitions, leverage of operational capacity around the world, and effective management of costs and capital structure.

FCF	Cash flow from operations minus capital expenditures

FCF is used by management and the Board to evaluate the Company’s ability to generate cash from business operations that can be used to invest in future growth through reinvestment in the Company’s businesses and through acquisitions, to repay debt obligations, and to return capital to shareowners through dividends and stock repurchases.

WCT

Sales divided by working capital (in each case, excluding the impact of current year acquisitions), calculated based on a 13-month rolling average. Working capital is defined as trade accounts receivable plus inventory less accounts payable and customer advances.

WCT was first added as a metric in 2006 to drive more efficient use of capital. The key drivers of working capital—inventory and accounts receivable and payable—are influenced by how efficiently and effectively the Company’s businesses operate. The Committee believes that inclusion of working capital turns as an ICP objective serves to drive accountability, efficiency and discipline across a series of key business processes. Each tenth of a point improvement in working capital turns at the corporate level frees up approximately $85-95 million of cash that can be used to fund operations and/or for acquisitions, dividends and share repurchases.

The 2008 corporate-level targets established by the Committee were:

	2008 Objectives	Increase vs. 2007 Actual
EPS	$3.80	20%
FCF (in $B)	$3.3	5%
WCT	6.4	0.4 turns

Unusual, infrequently occurring and/or extraordinary items, which we refer to below as “extraordinary items,” are excluded in determining achievement of the established financial objectives.

To ensure that relative, and not just absolute, performance has a direct impact on executive compensation levels (as it does on shareowner value), the contribution of the EPS component to the funding of the annual incentive bonus awards is also subject to upward or downward adjustment, up to a maximum of 25% in either direction, based on Honeywell’s EPS growth relative to a 33-company peer group reflecting the Conglomerates, Aerospace & Defense, Industrial Machinery, Specialty Chemicals, Diversified Chemical and Auto Parts & Equipment subgroups of the S&P 500 Index. The 33 companies are:

3M Company	EI Du Pont de Nemours	Pall

Ashland	General Dynamics	Parker Hannifin

Boeing	General Electric	PPG Industries

Chemtura	Goodrich	Raytheon

Crane	Illinois Tool Works	Rockwell Collins

Danaher	Ingersoll-Rand	Rohm & Haas

Dover	Int’l Flavors & Fragrances	Sigma-Aldrich

Dow Chemical	ITT	Textron

Eastman Chemical	Johnson Controls	Tyco International

Eaton	Lockheed Martin	United Technologies

Ecolab	Northrop Grumman	Visteon

These subgroups of the S&P 500 Index (a common reference point for large companies) reflect a broader representation of the industries in which our segments participate than the smaller Peer Group used to assess market conditions for general executive compensation purposes. Accordingly, the Committee believes that these subgroups are a more relevant comparator group for purposes of this “peer EPS growth adjustment” as they provide a more accurate indicator of the relative performance of the Company vs. peers in each of the key industries relevant to the Company and peer multi-industry conglomerates, and thus reflects the Company’s competitive position, as well as the impact of general economic and specific industry conditions relevant to the Company’s segments. The Committee does not consider metrics regarding the individual companies in this expanded peer group other than relative EPS growth. For each percentile that Honeywell’s EPS growth exceeds or is below the median EPS growth of its peers, the contribution of the EPS component to the funding of the Company’s annual incentive bonus awards is increased or decreased, as appropriate, by approximately 1%.

2008 Performance vs. Objectives

The Company’s 2008 operating results were only marginally below the targeted corporate financial objectives for 2008 and reflected significant EPS growth over the prior year and continued strong cash generation.

	2008 Objective	2008 Actual		Actual vs. Prior Year
EPS	$3.80	$3.76		up 19%
FCF (in $B)	$3.3	$3.1	*	down 2%
WCT	6.4	6.1		0.1 turns improvement

*	excludes cash taxes relating to sale of Aerospace Consumables Solutions business

In determining achievement of the established financial objectives, the impact of extraordinary items (primarily relating to the divestiture of the Aerospace Consumables Solutions (CS) business) was excluded from the results. The contribution of the EPS component to the funding of awards was increased by 25% as a result of the peer EPS growth adjustment.

Target Levels

Each of the named executive officers is eligible to receive an annual incentive bonus. Mr. Cote’s annual target bonus opportunity is 175% of his base salary. Each of the other named executive officers has a bonus target equal to 100% of base salary. Each named executive officer’s bonus may be adjusted upward or downward based on performance relative to financial and non-financial objectives. See “Judgment and Discretion of the Committee” above and discussion below regarding “2008 Incentive Bonus Awards”.

2008 Incentive Bonus Awards

In setting the annual incentive bonus pools (Company and SBGs) and the individual awards for the named executive officers, the Committee’s primary considerations included (i) performance against the pre-established financial objectives, (ii) other key operational results, (iii) the achievement of non-financial management objectives (as described below), (iv) year-over-year annual bonus levels, (v) the extremely difficult global economic and industry conditions arising in 2008 and expected to continue in 2009 (“Global Conditions”), and (vi) the recommendations of the CEO.

In setting 2007 incentive bonus awards, the Committee exercised significant downward discretion in setting the bonus pools in order to moderate year-over-year volatility, particularly in light of a potential softening economic environment in 2008. In making its 2008 bonus determinations, the Committee generally exercised upward discretion to reflect the increased degree of difficulty in achieving strong financial and operational performance in the face of Global Conditions that deteriorated sharply over the course of 2008 (in other words, the targets and plan were much harder to achieve than had been anticipated at the time they were originally set). In exercising its discretion, the Committee also determined that, in light of the Global Conditions, it was appropriate for the individual bonus awards to the named executive officers (other than Mr. Fradin) to be down 11-13% (17% in the case of the CEO) compared to the prior year. Mr. Fradin’s award remained flat compared to the prior year for the reasons discussed below.

Mr. Cote was awarded a bonus of $3,500,000 for 2008. The Committee considered the overall Company financial performance and other performance factors described above, including superior achievement of management objectives related to:

•

Driving growth and globalization: completion of eight acquisitions contributing approximately $800 million in annualized revenues targeting new growth areas; divestiture of four non-core businesses, including the sale of the Aerospace Consumables Solutions business; continued expansion of sales, income and census in emerging regions; and execution and development of key growth programs in each SBG, including major platform wins in the Aerospace and Transportation Systems segments;

•

Achieving operational improvements: execution of repositioning actions designed to improve future productivity; expanded Enterprise Resource Planning (“ERP”) systems implementation across the Company, and generation of cost savings and cash proceeds through global real estate consolidation;

•

People and organizational effectiveness: continued strengthening of senior leadership succession depth, as evidenced by improvement in executive internal promotion rate; standardization of global sales and benefits plans; reinvigoration of Six Sigma training and certification programs; continued implementation of diversity strategy leading to increased external recognition as one of the “most admired” companies, and global expansion of Honeywell Hometown Solutions programs; and

•

Supporting the five Initiatives and the Honeywell Behaviors: continued deployment of the Honeywell Operating System (now initiated with respect to approximately 70% of the Company’s manufacturing cost base versus 50% in 2007); driving functional cost reduction and process standardization through the Functional Transformation initiative; and a reduction in cycle time for new product introductions through Velocity Product Development.

Mr. Anderson (Corporate) was awarded a bonus of $975,000 for 2008, which reflected the Company’s strong consolidated financial and operating performance, including earnings growth and strong free cash flow conversion (free cash flow divided by net income), in the face of Global Conditions deteriorating over the course of the year, and superior achievement of individual management objectives related to driving functional cost reduction and process standardization through Functional Transformation, leadership in the disciplined execution of the Company’s acquisition and divestiture process, including the successful completion of acquisitions in attractive adjacent growth segments and the sale of the Aerospace Consumables Solutions business, driving cost savings and cash generation through global real estate consolidation, and driving Finance functional excellence through comprehensive SBG reviews and learning programs.

Mr. Fradin (ACS) was awarded a bonus of $1,150,000 for 2008 based primarily on the Committee’s consideration of (i) ACS performance, including strong ACS cash generation, net income growth and improvement in working capital turns, in the face of difficult Global Conditions, (ii) successful completion and integration of acquisitions in attractive growth segments, and (iii) superior achievement of individual management objectives related to successful new product launches, driving product quality improvement, execution of key growth programs, global sales expansion across all ACS businesses, deployment of the Honeywell Operating System, effective ERP systems implementation, and driving functional cost savings through Functional Transformation.

Mr. Gillette (Aerospace) was awarded a bonus of $800,000 for 2008 based primarily on the Committee’s consideration of (i) Aerospace performance, including organic growth of 4.5% in the face of difficult Global Conditions, (ii) completion of the sale of the Aerospace Consumables Solutions business, and (iii) superior achievement of individual management objectives related to key growth programs, including over $40 billion of program wins on new aircraft platforms that will drive long-term sustained growth, improving customer satisfaction and reducing cost-to-serve customers, establishing process standardization and excellence in engineering, new product development and program management, effective ERP systems implementation, and driving functional cost savings through Functional Transformation.

Mr. Kittelberger (Corporate) was awarded a bonus of $700,000 for 2008, which reflected the Company’s strong consolidated financial and operating performance, including earnings growth and strong free cash flow conversion, in the face of Global Conditions deteriorating over the course of the year, and superior achievement of individual management objectives related to driving functional cost reduction and process standardization through Functional Transformation, expansion of the Company’s global technology center, effective ERP systems implementation, disaster recovery planning, deployment of the Honeywell Operating System, and driving improvement in new product introductions (ideation and cycle time), product quality and on-time delivery performance.

2009 Changes

In order to maintain management’s focus on the linkage between net income and strong cash generation in the face of challenging Global Conditions, the Committee substituted free cash flow conversion (free cash flow divided by net income) for free cash flow when setting the ICP targets for 2009.

Growth Plan

The Committee oversees administration of a long-term, cash-based compensation program under which executive officers are granted awards in the form of Growth Plan units, which have a target value of $100 per unit. The Growth Plan was established in 2003 to encourage executive officers to focus on the Company’s achievement of specific, financial objectives over a two-year performance cycle aimed at increasing shareowner value by emphasizing and rewarding sustainable, profitable growth consistent with the Growth component of the Honeywell Initiatives and the Company’s strategic plan. Performance cycles under the Growth Plan run consecutively.

Growth Plan Performance Metrics

The following metrics were selected by the Committee in connection with the 2007-2008 Growth Plan performance cycle. These metrics were also utilized with respect to the 2003-2004 and 2005-2006 performance cycles as, for the reasons stated below, the Committee believes that they are significant drivers of shareowner value creation.

Metric	Weighting	Definition
Organic Revenue Growth	50%	Organic revenue growth is a measure of the Company’s ability to increase top-line sales, excluding the impact of acquisitions and divestitures during the performance cycle.

Improvement in Return on Investment (ROI)	50%

ROI measures the Company’s ability to convert investments (such as inventory and property, plant and equipment) into profits, and is a ratio of net income before interest expense to cash employed in the Company’s businesses. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as to their completion at the time of the setting of the targets for the performance cycle) and pension income/expense.

For SBG executives, 50% of the payouts are based on the achievement of the corporate organic growth and ROI improvement objectives (weighted equally), with the remaining 50% based on the achievement of corresponding SBG objectives (weighted equally). In addition, the Growth Plan pool for each performance cycle does not fund unless the Company achieves at least a 3% annual minimum EPS growth rate over the two-year cycle.

2007-2008 Performance Cycle Performance

Set forth below are the specific objectives for the 2007-2008 Performance Cycle, the target funding levels associated with the respective levels of performance and the actual performance levels and associated actual funding level at the Corporate level.

Metric(1)	Corporate Targets			Actual Performance	Payout % (Actual)
	Threshold	Target	Maximum

	(50% payout)	(100% payout)	(200% payout)
Organic Revenue Growth	$4.070 billion	$4.898 billion	$5.677 billion	$7.030 billion	100%
ROI Improvement	5.0 points	6.2 points	7.3 points	7.8 points	100%

Total					200%

(1)	In order to ensure focus on sustainable growth, performance against each of these metrics is measured on a cumulative basis. For each metric, the cumulative results for the 2007-2008 performance cycle were calculated by adding (i) the difference between the relevant metric at the end of 2007 vs. at the end of 2006, to (ii) the difference between the relevant metric at the end of 2008 vs. at the end of 2006. For both measures, performance between threshold and target performance levels and between target and maximum performance levels was interpolated. As with the ICP, extraordinary items are excluded in determining achievement of the established financial objectives.

The EPS growth rate for the 2007-2008 Performance Cycle was 22%.

Based on these results and the corresponding performance of the SBGs, the value of Growth Plan units awarded to each of the named executive officers was 200% of target.

Growth Plan Payouts

Fifty percent of the earned value of the 2007-2008 Growth Plan was paid in the first quarter of 2009. To promote executive retention, the remaining 50% is payable in the first quarter of 2010, subject to forfeiture if the executive officer is not actively employed by the Company on the date of payment. SEC disclosure rules require that the entire earned amount for the 2007-2008 performance cycle be reported as 2008 non-equity incentive plan compensation. See footnote 4 to the Summary Compensation Table on page 37 of this proxy statement.

2009 Changes

Upon consideration of the prospective volatility of operating results in 2009 in light of the challenging Global Conditions, the Committee determined that it would be difficult to set meaningful targets for the 2009-2010 Growth Plan performance cycle in February 2009 and that no Growth Plan units for that performance cycle would be awarded. The Committee will reconsider the Growth Plan over the course of 2009 and decide whether to implement a 2010-2011 performance cycle. See “Stock

Options—2009 Changes” on page 32 of this proxy statement for a discussion of changes in 2009 equity awards in light of the Committee’s decisions regarding the Growth Plan.

Stock Options

Stock options are the annual equity-based component of the long-term incentive element of the Company’s executive compensation program for executive officers. Stock options directly align the interests of executive officers and shareowners as the options only have value to the recipients if Honeywell’s stock price increases above the exercise price of the options and the executive officer remains employed with the Company for the period required for the options to vest, subject to certain exceptions discussed below.

Principal Terms

The Committee makes annual grants of stock options to executive officers, including the named executive officers, at the beginning of each year. These options have an exercise price equal to the “fair market value” of Common Stock on the date of grant. “Fair market value” is defined as the average of the highest and lowest sales prices reported on the New York Stock Exchange on the date of grant. The Company utilizes this measure of fair market value, rather than the closing price on the date of grant, to mitigate the artificial impact, in either direction, of intra-day trading volatility on the exercise price. Both the 2003 and 2006 Stock Incentive Plans expressly prohibit (1) the granting of stock options with an exercise price less than the fair market value of Common Stock on the date of grant, and (2) the repricing of awards or the cancellation of awards in exchange for new awards with lower exercise prices without shareowner approval. The 2006 Stock Incentive Plan also prohibits the payment of dividend equivalents with respect to stock options (which were not paid under prior plans even though not expressly prohibited).

Prior to 2007, options generally vested over a three-year period. Starting in 2007, the Committee extended the vesting period to four years (in equal annual installments) to further promote retention and long-term stock ownership by executive officers.

Options expire no later than the tenth anniversary of the grant date, subject to early termination in the event of termination of employment. In the event of death, disability or retirement at or after age 60 with 10 years of service (“full retirement”), all unvested options granted prior to 2007 vest and generally remain exercisable for three years. In December 2006, the Committee determined that future option grants would not generally provide for the vesting of unvested options upon full retirement.

Equity Grant Practices

The Committee approves the Company’s regular annual option grant at a meeting held in February of each year, during an open trading window period following the release of our final results for the preceding fiscal year (Company policy limits trading by executive officers in Honeywell securities to thirty day window periods commencing on the third business day following the announcement of results by the Company). The Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or internal promotions, which are granted at the first regularly scheduled Committee meeting following the date of hire or promotion.

2008 Option Grants

In considering individual option grants, the Committee first identified, based on the considerations discussed below, the dollar value intended to be delivered to the executive officer (subject to the satisfaction of the applicable vesting terms). The dollar value of the award was then translated into a number of stock options based on an option value per share that approximates the Black-Scholes value of the option.

Under his employment agreement, Mr. Cote is eligible for annual equity awards based on a target value of 230% of the sum of his current base salary and annual incentive bonus target. The Committee does not set specific performance targets or identify particular weightings when determining the number of options to grant to Mr. Cote. In accordance with its charter, in reviewing the long-term incentive component of CEO annual direct compensation, the Committee considered the Company’s operational performance and relative shareowner return, the value of similar incentive awards to CEOs at comparable companies, and awards previously made to Mr. Cote. Based on these considerations, in February 2008, the Committee granted Mr. Cote options to acquire 650,000 shares in recognition of his leadership in driving consistent, sustained improvement in financial and operational performance.

With respect to each of the other named executive officers, the Committee considered historical grant levels, as well as the executive officer’s performance in the prior fiscal year, his impact on overall Company performance and his potential to contribute to the future performance of the Company and to assume increased leadership responsibilities. In addition, under prior retention actions, Messrs. Fradin and Gillette are each eligible to receive an annual stock option grant worth $2 million. Based on these considerations, in February 2008, the Committee granted each of the other named executive officers options to acquire 160,000 shares.

2009 Changes

In light of the Committee’s decision to not award Growth Plan units in 2009, the Committee determined that the number of stock options awarded to executive officers in February 2009 would be increased and that restricted units which would vest entirely on the third anniversary of the date of grant would be part of the annual equity grants made in February 2009. Although these changes temporarily alter the cash/equity mix of the executive compensation program, the Committee determined that they were necessary and appropriate in order to (i) replace the retentive value of the Growth Plan, and (ii) maintain the annual vs. long-term mix of the Company’s executive compensation program.

Other 2008 Compensation Decisions

Restricted Units

The Committee, from time to time awards restricted units to individual executive officers primarily for retention and succession planning purposes. The Committee believes that service-based restricted units are the best and most appropriate tool for these programs. Each restricted unit entitles the holder to one share of Common Stock at the end of a vesting period (generally at least three years), subject to continued employment. The vesting of restricted units accelerates upon a change in control of the Company. During the restricted period, executive officers are entitled to receive dividend equivalents on the underlying shares, if and when declared by the Board, on the same basis as shareowners (grants made on or after January 1, 2008 provide for the deemed automatic reinvestment of dividend equivalents into additional restricted units to be paid out only as the underlying shares vest).

During 2008, the Committee considered and approved a grant of 40,000 restricted units to Mr. Kittelberger for retention and succession planning purposes. The award vests 100% on the third anniversary of grant if Mr. Kittelberger is employed by the Company at such time. In determining the size and the terms of the grant, the Committee considered the retention and succession planning needs of the Company as well as the outstanding unvested incentives in place for Mr. Kittelberger. Based on this analysis, the Committee determined that the grant was appropriate both in terms of value and to meet the retention and succession planning goals set forth in “Objectives and Design Principles—Attraction and Retention” on pages 21–22 of this proxy statement.

2009 Changes

See “Stock Options—2009 Changes” above for a discussion of the use of restricted units as part of the February 2009 annual equity awards to executive officers.

Other Elements of Executive Compensation Program

Performance Shares

In 2007, the Committee recommended and the Board approved a special grant of 125,000 performance shares to Mr. Cote to (1) reward and recognize Mr. Cote for his contribution to the Company’s strong financial performance, (2) further align Mr. Cote’s total compensation package with the creation of shareowner value, and (3) continue to maintain a competitive total compensation package for Mr. Cote based on a review of competitive market data and recommendations by the consultant retained by the Committee. These performance shares represent potential payments of Common Stock on a one-for-one conversion basis based on the Company’s relative 4-year Total Shareholder Return (TSR) performance versus the companies comprising the S&P 100 (as of January 1, 2007) for the 4-year period of January 1, 2007 through December 31, 2010. Actual payouts may range from zero (if the relative four year TSR ranking is below the 40th percentile) to 250,000 shares (if the relative four year TSR ranking is 85th percentile or higher). The Committee selected the S&P 100 as the appropriate peer group against which to measure the Company’s performance because it reflects a large, diverse population of companies with whom Honeywell competes for investor dollars. In addition, it is a large enough sample size so that overall relative performance will not be unduly impacted by extreme volatility in the performance of a small number of companies in the S&P 100.

Fifty percent of any shares of Common Stock earned by Mr. Cote in accordance with the above formula will be paid in the first quarter of 2011, with the remaining 50% to be paid on February 15, 2012, subject to Mr. Cote’s continued employment through the date of payout (subject to exceptions for death or disability).

Retirement Plans

Executive officers, including the named executive officers, participate in Honeywell’s Retirement Earnings Plan, a tax-qualified defined benefit pension plan, on the same terms as the rest of the Company’s salaried employees. Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, the Company maintains an unfunded non-tax-qualified supplemental retirement plan for its executive officers (including the named executive officers) to provide these individuals the pension benefits to which they would be entitled but for the limitations.

In addition, Messrs. Cote, Fradin, Anderson and Kittelberger are entitled to enhanced supplemental retirement benefits. The Committee believes the enhanced benefits were necessary and appropriate in light of circumstances surrounding the hiring or need to retain these executive officers.

Nonqualified Deferred Compensation Plans

Certain executive officers, including the named executive officers, may participate in the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees, or “DIC Plan.” The DIC Plan allows participants to defer all or any (in 10% increments) of their annual incentive bonus as part of their personal retirement or financial planning.

Executive officers may also participate in the Honeywell Supplemental Savings Plan, or “SS Plan,” which is maintained to permit the deferral of amounts that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the Internal Revenue Code’s limits on annual compensation and annual deferral limits and to allow participants to defer up to an additional 25% of base salary. After one year of service, the Company matches deferrals to the SS Plan up to a maximum of 8% of base salary for the next five years at the rate of 50 cents on the dollar, and up to 8% of base salary on a dollar for dollar basis thereafter.

Amounts deferred into the DIC Plan or the SS Plan earn interest at a rate based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term (6.3% for 2008). In order to promote the long-term focus of the executive compensation program, Company matching contributions with respect to the SS Plan are credited in the form of common stock equivalents.

Other Benefits

Under the Company’s security policy, the CEO is required to use company aircraft for all air travel, whether personal or business, and to have home security and back-up power systems. The Committee believes that these measures enhance the personal security of the CEO, protect the confidentiality of the CEO’s travel and the Company’s business, and allow the CEO to minimize and more effectively utilize his travel time. The Company permits limited personal usage of corporate aircraft by other executive officers.

The Company maintains life, medical and dental insurance, accidental death insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence and other similar policies. Executive officers, including the named executive officers, are eligible to participate in these programs on the same basis as the rest of the Company’s salaried employees. In addition, the Company maintains excess liability coverage for executive officers. Messrs. Cote and Kittelberger are entitled to certain additional life insurance benefits, which the Committee believed were necessary and appropriate in light of the circumstances at the times they were hired.

Guidelines and Policies

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if they are shareowners themselves. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and restricted units. Executive officers have five years to meet these guidelines. As of December 31, 2008, each of the named executive officers held shares in excess of these guidelines.

In addition, the stock ownership guidelines call for officers to hold for at least one year the “net shares” from restricted unit vesting (with respect to restricted units granted after the adoption of the stock ownership guidelines) or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from restricted unit vesting, less the number of shares the officer sells to pay withholding taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay the Company withholding taxes. After the one-year holding period, officers may sell net shares or net gain shares, provided that following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum ownership level.

The stock ownership guidelines do not apply to officers at or over age 60 who have at least 10 years of service. As of the date of this proxy statement, all of the named executive officers are subject to the stock ownership guidelines. These guidelines are periodically reviewed by the Committee.

Recoupment

The Company’s Corporate Governance Guidelines provide for the recoupment of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations; Corporate Governance”).

In the event that following an executive officer’s termination of employment with Honeywell, he or she commences employment with or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, the Company reserves the right, for awards issued under the 2003 and 2006 Stock Incentive Plans, to (i) cancel all unexercised options, (ii) forfeit all unvested Growth Plan units and restricted units, and (iii) recover any gains attributable to options that were exercised, and any value attributable to Growth Plan units and restricted units that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the named executive officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its named executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive and stock option awards to permit full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual ICP and Growth Plan payments to the named executive officers for 2008 would be deductible for federal income tax purposes.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility to craft compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain named executive officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which may include, among other things, cash “sign on” awards, time-based restricted unit awards and a portion of the CEO’s base salary).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 17 of this proxy statement. During fiscal year 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Management Development and Compensation Committee.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

John R. Stafford, Chair
Gordon M. Bethune
Clive R. Hollick
Bradley T. Sheares

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus(1)($)	Stock Awards(2)($)	Option Awards(3)($)	Non-Equity Incentive Plan Compensation(4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)($)	All Other Compensation(6)($)	Total($)
David M. Cote
Chairman of the	2008	$1,825,962	$3,500,000	$2,632,174	$5,833,770	$14,000,000	$2,097,885	$422,666	$30,312,457
Board and Chief	2007	$1,618,269	$4,200,000	$2,632,174	$6,161,992	$—	$3,619,021	$407,930	$18,639,386
Executive Officer	2006	$1,610,192	$3,300,000	$1,440,909	$7,769,527	$8,100,000	$5,013,713	$461,306	$27,695,647

David J. Anderson
Senior Vice	2008	$905,769	$975,000	$1,046,588	$1,482,090	$3,500,000	$484,736	$48,172	$8,442,355
President, Chief	2007	$773,846	$1,100,000	$1,366,411	$1,426,933	$—	$458,084	$81,985	$5,207,259
Financial Officer	2006	$753,365	$925,000	$1,207,874	$2,030,620	$2,025,000	$599,569	$81,653	$7,623,081

Roger Fradin
President & Chief
Executive Officer,	2008	$1,075,962	$1,150,000	$5,962,733	$1,409,492	$3,500,000	$235,073	$120,256	$13,453,516
Automation and	2007	$775,962	$1,150,000	$3,705,718	$1,354,343	$—	$154,939	$115,220	$7,256,182
Control Solutions	2006	$645,077	$875,000	$687,992	$1,623,733	$1,995,000	$164,506	$111,270	$6,102,578

Robert J. Gillette
President & Chief	2008	$1,061,154	$800,000	$2,874,100	$1,409,492	$3,500,000	$303,527	$194,156	$10,142,429
Executive Officer,	2007	$635,577	$900,000	$633,922	$1,354,121	$—	$212,313	$101,871	$3,837,804
Aerospace	2006	$585,769	$600,000	$520,618	$1,542,837	$2,250,000	$254,271	$98,421	$5,851,916

Larry E. Kittelberger
Senior Vice
President,	2008	$712,788	$700,000	$686,023	$1,409,492	$3,500,000	$879,870	$142,693	$8,030,866
Technology and	2007	$606,250	$800,000	$391,000	$1,354,343	$—	$743,207	$180,848	$4,075,648
Operations	2006	$594,692	$600,000	$391,000	$1,623,820	$2,025,000	$988,756	$177,784	$6,401,052

(1)

The annual incentive bonuses reflected in this column are determined based upon performance against pre-established metrics (earnings per share, free cash flow, working capital turns), as well as discretionary factors applied by the Committee. 2007 and 2006 annual incentive awards had previously been reflected as Non-Equity Incentive Plan Compensation, but are reported as Bonus in the table above for purposes of clarity and comparative reference. The exercise of discretion applied by the Committee was previously discussed in the Compensation Discussion and Analysis in the Company’s proxy statements for those years. ICP awards earned in 2008 were either paid to the named executive officers in February 2009, or deferred under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferred 2008 ICP awards are not yet reflected as “executive contributions” in the “Nonqualified Deferred Compensation—Fiscal Year 2008” table on page 47 of this proxy statement.

(2)

Amounts reflect compensation expense recognized for financial reporting purposes. For each of the named executive officers, the 2008 amounts relate to prior year grants, except that the amount for Mr. Kittelberger includes $295,023 recognized in 2008 with respect to a grant of 40,000 restricted units in July 2008. In each case, the amount was calculated excluding forfeiture assumptions. A discussion of the assumptions used in the valuation of stock awards made in fiscal year 2008 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008. A discussion of the assumptions used in the valuation of stock awards made in fiscal years prior to fiscal year 2008 may be found in the corresponding sections of the Company’s financial statement footnotes in the Form 10-K for the fiscal year in which the award was made.

(3)

Amounts reflect compensation expense recognized for financial reporting purposes. For Mr. Cote, the 2008 amount includes $1,904,740 related to his annual option grant made in February 2008, with the remainder related to prior year option grants. For the other named executive officers, the 2008 amount includes $468,859 related to annual option grants made in February 2008, with the remainder related to prior year option grants. In each case, the amount of compensation expense was calculated excluding forfeiture assumptions. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2008 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2008. A discussion of the assumptions used in the valuation of option awards made in fiscal years prior to fiscal year 2008 may be found in the corresponding sections of the Company’s financial statement footnotes in the Form 10-K for the fiscal year in which the award was made.

(4)

Reflects the full earned amount under the Growth Plan with respect to the 2007-2008 performance cycle. Amounts earned under the Growth Plan are reflected in the Summary Compensation Table every other year because it has two year non-overlapping performance cycles. In accordance with applicable SEC rules, the full earned award for the 2007-2008 Growth Plan performance cycle is shown as earned in 2008. The actual payment of this award will be made in two equal installments in March 2009 and March 2010 (subject to the executive’s continued active employment on each payment date). The 2008 amount reflected in this column includes both installments of the earned Growth Plan award for the 2007-2008 performance cycle. The 2006 amount reflected in this column includes both installments of the earned Growth Plan award for the 2005-2006 performance cycle; accordingly, no amount is reflected in 2007 for this earned Growth Plan amount.

(5)

Represents the aggregate change in the present value of each named executive officer’s accumulated benefit under the Company’s pension plans from 2007 to 2008 (as disclosed in the Pension Benefits table on page 42 of this proxy statement) and the above-market interest earned on deferred compensation in 2008, as shown in the following table:

Name	Change in Aggregate Pension Value ($)	Above Market Interest ($)
David M. Cote	$1,756,339	$341,546
David J. Anderson	$353,719	$131,017
Roger Fradin	$86,711	$148,362
Robert J. Gillette	$290,710	$12,817
Larry E. Kittelberger	$794,569	$85,301

(6)	For 2008, other compensation consists of the following:

Item	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Gillette	Mr. Kittelberger
Excess liability insurance(A)	$1,006	$1,006	$1,006	$1,006	$1,006
Executive life insurance(B)	$62,000	—	—	—	$81,638
Matching Contributions(C)	$135,923	$36,231	$86,077	$84,892	$57,023
Personal use of company aircraft(D)	$155,577	$10,574	$32,480	$108,258	—
Security Systems(E)	$2,755	—	—	—	—
Tax reimbursement payments(F)	$65,405	$361	$693	—	$3,026

Totals	$422,666	$48,172	$120,256	$194,156	$142,693

(A)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each named executive officer.

(B)

Under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company does so pursuant to an arrangement whereby Mr. Cote maintains the insurance on his own, subject to reimbursement by the Company for the cost of the annual premium and the estimated taxes on such reimbursement until the death of Mr. Cote and his spouse. The annual premium cost of the life insurance coverage is $62,000. The Company will no longer be required to continue to reimburse Mr. Cote for these costs if (i) his employment is terminated for “cause” (as defined in Mr. Cote’s employment agreement), (ii) the insurance policy is no longer in force, (iii) Mr. Cote provides more than de minimis services to a competitor of the Company during the three year period following his termination of employment, or (iv) Mr. Cote and the Company agree to terminate the agreement. As of December 31, 2008, a maximum of 45 payments remained to be made, and the approximate present value of this stream of payments was $2.2 million using a discount rate equal to 120% of the annual long-term applicable federal rate in effect in December 2008 (5.34%).

For Mr. Kittelberger, this amount represents premiums paid by the Company for term and universal life insurance policies.

(C)	Represents total Company contributions to each named executive officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(D)

Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown for each named executive officer represents the aggregate incremental cost of personal travel by the named executive officer or a family member. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for company aircraft. The incremental cost of locating aircraft to the origin of a personal trip or returning aircraft from the completion of a personal trip is also included in this calculation.

(E)	Represents the annual costs paid by the Company for monthly monitoring fees relating to a personal home security system.

(F)

For Mr. Cote, represents reimbursement for taxes associated with the life insurance premium reimbursement and personal aircraft usage described above. Aircraft usage by Mr. Cote’s family results in the imputation of income to Mr. Cote, for which there is no associated tax reimbursement. For the other named executive officers, the amount shown represents reimbursement for the estimated taxes related to the income imputed to the named executive officer for spousal travel if the presence of the named executive officer’s spouse at a Company function is requested by the Company and the spouse travels with the named executive officer to such function on corporate aircraft.

Grants of Plan-Based Awards–Fiscal Year 2008

Name	Plan Name(1)	Award Type(2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Awards: Number of Shares of Stock Units (#)(4)	All Other Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
David M. Cote	ICP	ICP		$1,542,726	$3,085,451	$6,942,265	—	—	—	—	—
	2006 SIP	NQSO	2/26/2008	—	—	—	—	650,000	$58.48	$59.16	$8,983,000

David J. Anderson	ICP	ICP		$437,705	$875,410	$1,969,673	—	—	—	—	—
	2006 SIP	NQSO	2/26/2008	—	—	—	—	160,000	$58.48	$59.16	$2,211,200

Roger Fradin	ICP	ICP		$518,853	$1,037,705	$2,334,836	—	—	—	—	—
	2006 SIP	NQSO	2/26/2008	—	—	—	—	160,000	$58.48	$59.16	$2,211,200

Robert J. Gillette	ICP	ICP		$518,853	$1,037,705	$2,334,836	—	—	—	—	—
	2006 SIP	NQSO	2/26/2008	—	—	—	—	160,000	$58.48	$59.16	$2,211,200

Larry E. Kittelberger	ICP	ICP		$344,549	$689,098	$1,550,471	—	—	—	—	—
	2006 SIP	NQSO	2/26/2008	—	—	—	—	160,000	$58.48	$59.16	$2,211,200
	2006 SIP	RU	7/25/2008	—	—	—	40,000	—	—	—	$2,046,400

(1)	Plan name: ICP = Honeywell International Inc. Incentive Compensation Plan for Executive Employees 2006 SIP = 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

(2)	Award Type: ICP = Incentive Compensation Plan NQSO = Nonqualified Stock Option RU = Restricted Unit

(3)	Represents awards granted under the ICP based on Company and individual performance in 2008.

(4)	Represents restricted unit awards granted in 2008 under the 2006 SIP.

(5)	Represents stock options granted in 2008 as part of our annual option grant to executives.

(6)

All stock options are valued using the Black Scholes option valuation model. The assumptions used for awards granted in 2008 may be found in Note 20 in the Company’s Form 10-K for the year ended December 31, 2008. Grant date fair value of Mr. Kittelberger’s 40,000 restricted units is based on the average of the high and low trading prices of a share of Common Stock on July 25, 2008 ($51.16).

Description of Plan Based Awards

The following types of awards were granted to the named executive officers in fiscal 2008: “non-equity” incentive plan awards (i.e., annual cash incentive plan), nonqualified stock options, and restricted units. The terms of all awards granted under the “non-equity” incentive plan, reflected in columns (e) through (g) in the above table, are governed by and subject to the terms and conditions of the ICP. The terms of all equity-based awards, reflected in columns (h) and (i) in the above table, are governed by and subject to the terms and conditions of the 2006 SIP and the relevant award agreements. See “Compensation Discussion and Analysis”—“Stock Options” and “Restricted Units” on pages 31–32 of this proxy statement for a discussion of the principal terms of these equity awards.

Outstanding Equity Awards at 2008 Fiscal Year-End

Name	Option Awards						Stock Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
David M. Cote	2008	—	650,000	(2)	$58.48	2/25/2018	—		—	—		—
	2007	175,000	525,000	(3)	$47.38	2/25/2017	—		—	125,000	(5)	$4,103,750
	2006	490,000	210,000	(4)	$42.32	2/16/2016	—		—	—		—
	2005	600,000	—		$36.51	2/1/2015	—		—	—		—
	2004	600,000	—		$35.65	2/5/2014	—		—	—		—
	2003	600,000	—		$23.93	2/6/2013	—		—	—		—
	2002	2,202,200	—		$33.38	2/18/2012	378,200	(6)	$12,416,306	—		—

	Total	4,667,200	1,385,000				378,200		$12,416,306	125,000		$4,103,750

David J. Anderson	2008	—	160,000	(2)	$58.48	2/25/2018	—		—	—		—
	2007	43,750	131,250	(3)	$47.38	2/25/2017	—		—	—		—
	2006	122,500	52,500	(4)	$42.32	2/16/2016	75,000	(7)	$2,462,250	—		—
	2005	150,000	—		$36.51	2/1/2015	—		—	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—	—		—
	2003	262,000	—		$28.13	7/24/2013	25,500	(8)	$837,165	—		—

	Total	728,250	343,750				100,500		$3,299,415	—		—

Roger Fradin	2008	—	160,000	(2)	$58.48	2/25/2018	—		—	—		—
	2007	43,750	131,250	(3)	$47.38	2/25/2017	135,334	(9)	$4,443,015	—		—
	2006	122,500	52,500	(4)	$42.32	2/16/2016	—		—	—		—
	2005	150,000	—		$36.51	2/1/2015	33,500	(10)	$1,099,805	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—	—		—
	2003	75,000	—		$23.93	2/6/2013	—		—	—		—
	2002	75,000	—		$32.43	7/28/2012	—		—	—		—
	2001	67,000	—		$36.27	7/15/2011	—		—	—		—
	2000	15,000	—		$34.54	7/9/2010	—		—	—		—

	Total	698,250	343,750				168,834		$5,542,820	—		—

Robert J. Gillette	2008	—	160,000	(2)	$58.48	2/25/2018	5,097	(11)	$103,874	—		—
	2007	43,750	131,250	(3)	$47.38	2/25/2017	200,000	(12)	$6,566,000	—		—
	2006	52,500	52,500	(4)	$42.32	2/16/2016	—		—	—		—
	2005	45,000	—		$36.51	2/1/2015	33,500	(13)	$1,099,805	—		—
	2002	—	—		—	—	17,000	(14)	$558,110	—		—
	1999	16,000	—		$63.00	12/2/2009	—		—	—		—

	Total	157,250	343,750				253,664		$8,327,789	—		—

Larry E. Kittelberger	2008	—	160,000	(2)	$58.48	2/25/2018	40,000	(15)	$1,313,200	—		—
	2008	—	—		—	—	615	(11)	$7,617	—		—
	2007	43,750	131,250	(3)	$47.38	2/25/2017	—		—	—		—
	2006	122,500	52,500	(4)	$42.32	2/16/2016	—		—	—		—
	2005	150,000	—		$36.51	2/1/2015	40,000	(16)	$1,313,200	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—	—		—
	2002	100,000	—		$40.15	3/14/2012	—		—	—		—

	Total	566,250	343,750				80,232		$2,634,017	—		—

(1)	Market value determined using the closing market price of $32.83 of one share of Common Stock on December 31, 2008.

(2)

2008 option grant vests in four annual installments at the rate of 25% per year. The first installment vested on February 26, 2009. The remaining installments will vest on February 26, 2010, February 26, 2011, and February 26, 2012.

(3)

2007 option grant vests in four annual installments at the rate of 25% per year. The first two installments vested on February 26, 2008 and February 26, 2009. The remaining installments will vest on February 26, 2010, and February 26, 2011.

(4)

2006 option grant vests in three annual installments at the rate of 40%, 30%, and 30%. The first two installments vested on January 1, 2007 and January 1, 2008. The last installment vested January 1, 2009.

(5)

50% of the earned Performance Shares will vest on March 15, 2011, and the remaining 50% will vest on February 15, 2012, provided that the relevant performance criteria are met. Additional details are provided on pages 32–33 of this proxy statement.

(6)	These restricted units will vest on July 1, 2012.

(7)	50% of these restricted units will vest on July 28, 2009, and the remaining 50% will vest on July 28, 2011.

(8)	These restricted units will vest on July 25, 2009.

(9)	67,666 of these restricted units will vest on July 27, 2009, with the remaining restricted units vesting on July 27, 2010.

(10)	16,500 of these restricted units will vest on July 29, 2010, with the remaining restricted units vesting on July 29, 2012.

(11)

Represents dividend equivalents on unvested restricted units that were reinvested as additional unvested restricted units. These additional restricted units will vest in accordance with the vesting schedule of the restricted units to which they relate.

(12)	33% of these restricted units will vest on each of December 7, 2010 and December 7, 2012, with the remaining restricted units vesting on December 7, 2014.

(13)	16,500 of these restricted units will vest on January 7, 2010, with the remaining restricted units vesting on January 7, 2012.

(14)	These restricted units will vest on October 25, 2009.

(15)	These restricted units will vest on July 25, 2011.

(16)	These restricted units will vest on July 29, 2009.

Option Exercises and Stock Vested—Fiscal Year 2008

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
David M. Cote	—		—
David J. Anderson	50,250	(2)	$2,570,790
Roger Fradin	84,166	(3)	$4,269,543
Robert J. Gillette	16,500	(4)	$954,525
Larry E. Kittelberger	—		—

(1)

Represents the total value at vest calculated as (a) times (b), where (a) equals the average of the high and low share price of one share of Common Stock on the day of vest, and (b) equals the total number of restricted units that vested.

(2)	Payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell. Shares will be paid in ten equal annual installments.

(3)	In connection with the restricted unit vesting, Mr. Fradin sold shares sufficient to cover the applicable taxes due upon vesting and retained a total of 48,226 net shares.

(4)	In connection with the restricted unit vesting, Mr. Gillette sold shares sufficient to cover the applicable taxes due upon vesting and retained a total of 10,774 net shares.

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our named executive officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each named executive officer’s employment with us (and companies that have been acquired by us and, with respect to Messrs. Anderson and Kittelberger, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each named executive officer. It is based on various assumptions, including assumptions about how long each named executive officer will live and future interest rates. Additional details about the pension benefits for each named executive officer follow the table.

Pension Benefits—Fiscal Year 2008

Name	Plan name	Number of years of credited service(1) (#)	Present value of accumulated benefit(2) ($)
David M. Cote	REP	6.9	$49,149
	SERP	6.9	$29,165,770

	Total		$29,214,919

David J. Anderson	REP	5.5	$55,945
	SERP	9.1	$2,578,329

	Total		$2,634,274

Roger Fradin	REP	32.6	$433,919
	SERP	32.6	$480,505

	Total		$914,424

Robert J. Gillette	REP	12.0	$159,384
	SERP	12.0	$1,158,801

	Total		$1,318,185

Larry E. Kittelberger	REP	11.7	$175,164
	SERP	20.8	$4,373,975

	Total		$4,549,139

(1)

The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,016,125.

The service taken into account in calculating Mr. Kittelberger’s SERP benefit includes 1.7 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $279,546. In addition, Mr. Kittelberger is also credited under the SERP for two years of service for each year of his employment with us after August 7, 2001, resulting in an additional 7.4 years of credited service through December 31, 2008. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service (including the 1.7 years of service from his former employer) is $1,555,697.

The pay and service taken into account in calculating a named executive officer’s SERP benefits may include up to an additional twelve months of pay and service if he is entitled to severance benefits following his termination of employment. No portion of the present value of the accumulated benefit included in the table above is attributable to that possibility.

(2)

The present value of the accumulated retirement benefit for each named executive officer is calculated using a 6.95% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Messrs. Anderson, Gillette and Kittelberger and 65 for Mr. Fradin, the earliest ages at which the named executive officer can retire without an early retirement benefit reduction.

Summary Information

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•

To comply with Internal Revenue Code Section 409A, all SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid in a lump sum or annuity, as elected by the named executive officer, as of the first of the month following 105 days after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

Pension Benefit Calculation Formulas

Within the REP and the SERP a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our named executive officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our named executive officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service

Allied Salaried

Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

Signal

Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years

Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average
Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus

For Mr. Anderson, an annual amount equal to $125,000 payable in the form of a single life annuity if retirement occurs at or after age 60 or in the event of involuntary termination without cause or a change in control, or $175,000 if retirement occurs at or after age 62

For Mr. Fradin, single life annuity at later of age 60 or termination of employment equal to 50% of the average of final three years of base salary and bonus

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation earned by each named executive officer in 2008, as reflected in the Summary Compensation Table. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000.

The benefit formulas set forth above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. In accordance with the requirements specified by Internal Revenue Code Section 409A, Messrs. Cote, Fradin and Gillette have elected to receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Kittelberger have elected to receive their SERP benefits and Contractual benefits in the form of an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least 10 years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our named executive officers differs. The table below describes which formulas are applicable to each of our named executive officers.

Named Executive Officer	Description of Total Pension Benefits
Mr. Cote	•

Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable pursuant to the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.

	•	Mr. Cote’s Contractual formula benefits are reduced by 4% per year for each year payment commences before Mr. Cote’s 60th birthday and are forfeitable if he is terminated by the Company for cause.
•

Mr. Cote is currently eligible for early retirement benefits payable under his Contractual formula. Due to subsidized early retirement, the difference between the value of his benefit payable on December 31, 2008 and the benefit shown in the table is $4,919,290.

•

If Mr. Cote dies before he receives payment of his Contractual formula benefits, his surviving spouse will receive the lump sum equivalent of an annual benefit of 75% of the Contractual formula benefits.

Named Executive Officer	Description of Total Pension Benefits
	•	At or after age 60, Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
•

Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the difference between the value of his benefit payable on December 31, 2008 and the benefit shown in the table is $421,249.

•

Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company on or after attaining age 60, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.

•

Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
•

Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula. Due to subsidized early retirement, the difference between the value of his benefit on December 31, 2008 and the benefit shown in the table is $92,491.

•

Mr. Fradin’s Contractual formula benefits are reduced by 4% per year for each year payment commences before his 60th birthday, and are forfeitable if he voluntarily leaves the Company before age 60 or is terminated by the Company for cause before age 60. If Mr. Fradin’s Contractual benefits were included as part of his SERP benefits in the table, the present value of accumulated SERP benefit would increase to $5,331,505.

	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Gillette	•	Mr. Gillette’s total pension benefits are equal to his Allied Salaried formula benefits.
•

A portion of Mr. Gillette’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula (based on 8.4 years of service). These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Named Executive Officer	Description of Total Pension Benefits
Mr. Kittelberger	•	Mr. Kittelberger’s total pension benefits are equal to his Allied Salaried formula benefits.
•

Mr. Kittelberger’s Allied Salaried formula benefits are determined by including his years of service with a former employer, Lucent (1.7 years), and counting each year of credited service with the Company after August 7, 2001 as two years (currently 7.4 years).

•

Mr. Kittelberger is currently eligible for early retirement benefits under the Allied Salaried formula. Due to subsidized early retirement, the difference between the value of his pension benefits payable on December 31, 2008 and the benefits shown in the table is $551,468.

•

Mr. Kittelberger’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Nonqualified Deferred Compensation—Fiscal Year 2008

Name	Plan	Executive contributions in last FY(2) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY(2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(2)($)
David M. Cote	Supplemental Savings	$130,577	$121,838	$72,540	—	$1,375,283
	Deferred Salary and Incentive	—	—	$948,451	—	$10,104,202
	Deferred Restricted Units(1)	—	—	$28,180	—	$11,221,676

	Total	$130,577	$121,838	$1,049,171	—	$22,701,161

David J. Anderson	Supplemental Savings	$75,077	$28,481	$26,488	—	$513,208
	Deferred Salary and Incentive	—	—	$326,880	—	$3,435,413
	Deferred Restricted Units(1)	$2,570,790	—	$11,896	—	$4,257,638

	Total	$2,645,867	$28,481	$365,264	—	$8,206,259

Roger Fradin	Supplemental Savings	$339,567	$69,623	$51,256	—	$1,164,479
	Deferred Salary and Incentive	$1,150,000	—	$416,287	—	$5,673,372
	Deferred Restricted Units(1)	—	—	$51,127	—	$3,940,522
	Unvested Dividend Equivalents	—	—	$235,981	—	$338,578

	Total	$1,489,567	$69,623	$754,651	—	$11,116,951

Robert J. Gillette	Supplemental Savings	$69,392	$68,438	$42,180	—	$697,346
	Deferred Salary and Incentive	—	—	—	—	—
	Deferred Restricted Units(1)	—	—	—	—	—

	Total	$69,392	$68,438	$42,180	—	$697,346

Larry E. Kittelberger	Supplemental Savings	$219,720	$40,569	$60,425	$24,472	$1,176,859
	Deferred Salary and Incentive	$720,000	—	$274,354	—	$3,857,517
	Deferred Restricted Units(1)	—	—	—	—	—

	Total	$939,720	$40,569	$334,779	$24,472	$5,034,376

(1)

For deferred restricted units, the value of executive contributions in the last fiscal year is calculated by multiplying the number of restricted units that vested in 2008 and were previously deferred by the named executive officer by the average of the high and low prices of a share of Common Stock on the vesting date. This column reflects the following: 50,250 units vesting for Mr. Anderson on July 25, 2008 with an average share price of $51.16. The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested and deferred restricted units on December 31, 2008 by the average of the high and low prices of one share of Common Stock on December 31, 2008 ($32.95), and then adding the cash value of deferred dividend equivalents and subsequent interest credited on those dividend equivalents. This column reflects the following: 336,300 units and $140,591 in cash for Mr. Cote, 124,500 units and $155,363 in cash for Mr. Anderson and 109,563 units and $330,421 in cash for Mr. Fradin.

(2)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and the extent to which amounts reported in the aggregate balance column were reported for previous years.

Name	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$130,557	$121,838	$341,546	$18,830,462
David J. Anderson	$75,077	$28,481	$131,017	$6,270,891
Roger Fradin	$339,567	$69,623	$148,362	$4,056,750
Robert J. Gillette	$69,392	$68,438	$12,817	$165,680
Larry E. Kittelberger	$219,720	$40,569	$85,301	$1,768,970

Honeywell Supplemental Savings Plan

The Supplemental Savings Plan (the “SS Plan”), allows executives of the Company, including the named executive officers, to defer (i) amounts that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or (ii) up to an additional 25% of base annual salary for the plan year. After a participant earns one year of vesting service, the Company matches deferrals to the SS Plan at the rate of 50% on the first 8% of eligible pay the participant defers for the first five years of match participation, and 100% on the first 8% of eligible pay deferred thereafter. Matching contributions to the SS Plan are always vested. “Eligible pay” includes base annual salary for the plan year.

Participant deferrals for the 2005 plan year and later are increased by a rate of interest, compounded daily, and based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2008, this rate was 6.3%. Participant deferrals for the 2004 plan year and prior plan years are increased by a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year. Before 2005, the Committee would set the rate at an above-market rate to retain executives. This rate is fixed until the deferral is distributed from the SS Plan. Amounts of above-market interest earned with respect to amounts deferred under the SS Plan and reflected in the Summary Compensation Table on page 36 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited by the Company on such deferred amounts. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum no later than January 31st of the year following the termination of the participant’s active employment for any reason. For the 2006 plan year and later, the participant may elect to receive up to 10 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and prior plan years will be distributed either by January 31st of any year following the deferral year or by January 31st of the year following termination of the participant’s employment for any reason, as elected by the participant. The participant can elect to receive distributions in a lump sum or in up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and prior plan years may be withdrawn before the distribution date if a hardship exists or the participant wishes to request an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) allows executives of the Company, including the named executive officers, to defer their annual discretionary cash incentive compensation. Participants may defer all or any portion of the incentive compensation payment, in 10% increments.

Amounts deferred for the 2005 plan year and later are increased by a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2008, this rate was 6.3%. Amounts deferred for the 2004 plan year and prior plan years are increased by a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and included a portion that was fully vested and a portion that vested only after three years of service. The Committee would set the total rate at an above-market rate to retain executives. This rate is fixed until the deferral is distributed from the DIC Plan. Amounts of above-market interest earned with respect to amounts deferred under the DIC Plan and reflected in the Summary Compensation Table on page 36 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited by the Company on such deferred amounts.

Amounts deferred for the 2006 plan year and later will be distributed in a lump sum no later than January 31st of the year following the termination of the participant’s active employment for any reason. The participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and prior plan years will be distributed either by January 31st of any year beginning three full years after the incentive compensation was earned or by January 31st of the year following termination of the participant’s employment for any reason, as elected by such participant. The participant could elect to receive non-hardship distributions in a lump sum or in up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and prior plan years may be withdrawn before the distribution date if a hardship exists or the participant wishes to request an immediate withdrawal subject to a penalty that ranges from 0 to 6% and that is based on the 10-year Treasury bond rate as of the first business day of the calendar quarter.

Deferral of Restricted Units

During the 30-day period following a grant of restricted units, executives, including the named executive officers, may elect to defer up to 100% of their restricted units. The executive may elect payment as of a specified year that is four or more years from the vesting year, or in the year following the executive’s termination of active employment with the Company for any reason, including retirement. The executive may elect a lump sum payment or up to 15 annual installment payments. The executive may also elect to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could elect to defer dividend equivalents in cash and such amounts are credited with interest until payment. For executives such as the named executive officers, interest is compounded daily and is calculated each quarter at 10%. For grants made between July 2004 and December 2006, dividend equivalents related to deferred restricted units could not be deferred and were paid in cash at the same time dividends were paid on shares of Common Stock. In addition, above-market interest earned with respect to dividend equivalents on restricted units that were deferred prior to July 2004 and reflected in the Summary Compensation Table on page 36 above represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on such amounts.

Unvested Dividend Equivalents

For grants made between December 2006 and December 2007, dividend equivalents on unvested restricted units accrue with interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 6.3% for 2008) and will be paid out only as the underlying restricted units vest. For grants made in or after December 2007, cash dividend equivalents on unvested restricted units are converted to additional restricted units as of the dividend payment date and will be paid out only as the underlying restricted units vest. These additional restricted units are subject to the same restrictions (including vesting, transferability and payment restrictions) that apply to the restricted units to which they relate.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred restricted units and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our named executive officers in two circumstances:

•	When their employment ends

•	If control of our company were to change

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement, which has a rolling three year term.

In addition, a termination of employment or change in control would affect outstanding stock options, restricted units and performance shares held by our named executive officers. The consequences for these awards are described in the section below entitled “Impact on Equity-Based Awards.”

There are three concepts that are important to understanding these benefits: when “cause” exists for us to terminate the employment of any of our named executive officers; when “good reason” exists for our named executive officers to terminate their own employment; and when a “change in control” of our Company is deemed to occur. These terms are specifically defined in our plans and arrangements, and those definitions are summarized at the end of this section.

The principal reason that we provide these benefits is that they help to ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than by personal considerations, in certain circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a change in control of the Company. Generally, this is achieved by assuring our named executive officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our named executive officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired result. We believe that these benefits are generally in line with current market practices.

Summary of Benefits

The following table summarizes the employment termination and change in control benefits payable to our named executive officers. No termination benefits are payable to named executive officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause.

The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2008. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy, are not included in the table below, even though they may become payable at the times specified in the table, in accordance with the applicable proxy disclosure requirements. The effect of a termination of employment or change in control on outstanding stock options, restricted units and performance shares is described in the section below entitled “Impact on Equity- Based Awards.”

Payments and Benefits	Name	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, by NEO for Good Reason or Due to Disability
Cash Severance (Base Salary + Bonus)	David M. Cote	$14,850,000	—	—	—	$14,850,000
	David J. Anderson	$5,400,000	—	—	—	$5,400,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Robert Gillette	$3,150,000	—	—	—	$4,200,000
	Larry Kittelberger	$4,260,000	—	—	—	$4,260,000
ICP (Year of Termination)	David M. Cote	$3,236,625	$3,236,625	$3,236,625	$3,236,625	$3,236,625
	David J. Anderson	—	—	—	$924,750	$1,132,442
	Roger Fradin	—	—	—	$1,488,375	$1,488,375
	Robert Gillette	—	—	—	$1,050,000	$1,050,000
	Larry Kittelberger	—	—	—	$729,525	$893,371
Growth Plan	David M. Cote	—	$14,000,000	$14,000,000	$14,000,000	$14,000,000
	David J. Anderson	—	$3,500,000	$3,500,000	$3,500,000	$3,500,000
	Roger Fradin	—	$3,500,000	$3,500,000	$3,500,000	$3,500,000
	Robert Gillette	—	$3,500,000	$3,500,000	$3,500,000	$3,500,000
	Larry Kittelberger	—	$3,500,000	$3,500,000	$3,500,000	$3,500,000
Benefits and Perquisites	David M. Cote	$44,424	—	—	—	$44,424
	David J. Anderson	$44,892	—	—	—	$252,584
	Roger Fradin	$17,406	—	—	—	$23,184
	Robert Gillette	$10,620	—	—	—	$14,544
	Larry Kittelberger	$35,244	—	—	—	$199,090
All Other Payments/ Benefits	David M. Cote	—	—	—	—	$2,037,699
	David J. Anderson	$573,310	—	—	—	$1,789,600
	Roger Fradin	$8,363,552	$5,833,232	$8,702,130	$338,578	$10,083,597
	Robert Gillette	$1,191,717	—	—	—	$2,133,178
	Larry Kittelberger	—	—	—	—	$191,670
Parachute Tax Gross-Up	David M. Cote	—	—	—	—	$12,390,789
	David J. Anderson	—	—	—	—	$3,186,620
	Roger Fradin	—	—	—	—	$7,569,623
	Robert Gillette	—	—	—	—	—
	Larry Kittelberger	—	—	—	—	—
Total	David M. Cote	$18,131,049	$17,236,625	$17,236,625	$17,236,625	$46,559,537
	David J. Anderson	$6,018,202	$3,500,000	$3,500,000	$4,424,750	$15,261,246
	Roger Fradin	$11,530,958	$9,333,232	$12,202,130	$5,326,953	$26,864,779
	Robert Gillette	$4,352,337	$3,500,000	$3,500,000	$4,550,000	$10,897,722
	Larry Kittelberger	$4,295,244	$3,500,000	$3,500,000	$4,229,525	$9,044,131

Explanation of Benefits

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a change in control are, except as noted, the same as the benefits paid other than in a change in control.

Severance Benefits

Severance benefits are payable upon involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a named executive officer for good reason. For Mr. Kittelberger, these benefits are payable if his employment is terminated for good reason, without regard to the occurrence of a change in control. The amount and terms of the payments are as follows:

Other than upon a Change in Control

•	Three years of base salary and bonus for Messrs. Cote, Anderson and Kittelberger and 18 months of base salary and bonus for Messrs. Fradin and Gillette
•	Paid in cash

•	Paid in accordance with our normal payroll practices

•	Bonus is equal to target percentage of base salary

•

Payment conditioned upon a general release in favor of the Company, a non-compete agreement (two years for Mr. Cote and the duration of the severance period for other named executive officers), non-disclosure and non-solicitation covenants (two years for customers and two years for employees) and the named executive officer refraining from certain other misconduct.

Upon a Change in Control

•	For Messrs. Fradin and Gillette, severance period is increased from 18 months to two years.

•	Amounts are paid in a lump sum within 60 days following the later of the date of termination or the change in control date.

•	Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.

Annual Bonus for the Year of Termination

An annual bonus is payable to named executive officers for the year in which a change in control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by us without cause, by Mr. Cote for good reason, or upon his death or disability. The amount and timing of the payments are as follows:

Other than upon a Change in Control

•	Equal to target times funding performance for corporate employees for the year in which these benefits are determined, prorated through date of termination (Mr. Cote only).

•	Paid in cash at the time bonuses are typically paid to executives for the year of termination (Mr. Cote only).

Upon a Change in Control

•	Equal to target for the year in which these benefits are determined, prorated for full months of employment through the change in control date.

•	If the performance year ended prior to the change in control, then the amount would be based on the performance for the year, if greater.

•	Paid within 90 days of the change in control.

Growth Plan

Growth plan awards are paid out in the event of death, disability and change in control, as follows:

Other than upon a Change in Control

•	Benefits are paid only in the event of death or disability.

•

Both installments of the 2007-2008 Growth Plan would be paid out based on actual plan performance. The amount in the summary table above reflects payouts based on actual plan performance for the full cycle.

Upon a Change in Control

•	Full payment of any unpaid installments of the 2007-2008 Growth Plan would be made based on actual plan performance.

•	Payment would be made in a lump sum within 90 days of the change in control.

Certain Perquisites

Certain perquisites are payable upon involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a named executive officer for good reason. For Mr. Kittelberger, these benefits are payable if his employment is terminated for good reason, without regard to the occurrence of a change in control. The amount and terms of these payments are as follows:

Other than upon a Change in Control

•	Life insurance coverage is continued at the Company’s cost for the severance period.

•	Medical and dental benefits are continued during the severance period at active employee contribution rates.

Upon a Change in Control

•	Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.

All Other Payments/Benefits

Unvested dividend equivalents are vested and paid upon a change in control, death or disability. In addition, certain pension enhancements are provided upon change in control, death, disability, involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a named executive officer for good reason. For Mr. Kittelberger, certain enhancements are provided if his employment is terminated for good reason, without regard to the occurrence of a change in control. These enhancements are as follows:

Other than upon a Change in Control

•

Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote and Mr. Kittelberger, there is no incremental value attributable to this credit because the benefit formula does not include service as a component thereof (Mr. Cote), and because of a required deferral in the commencement of the payment of the pension (Mr. Kittelberger).

•

In the event of Mr. Cote’s death, Mr. Cote’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Cote would have attained the age of 60, in an amount equal to 75% of Mr. Cote’s SERP benefit.

•

In the event of Mr. Fradin’s death, Mr. Fradin’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Fradin would have attained the age of 60, in an amount equal to 50% of Mr. Fradin’s special SERP benefit.

•	In the event Mr. Anderson is terminated other than for cause, his pension will be augmented by an annual amount of $125,000, commencing January 1, 2010.

Upon a Change in Control

•	Mr. Anderson’s pension will be augmented by an annual amount of $125,000, commencing January 1, 2010.

•	Messrs. Anderson and Kittelberger receive credit for an additional three years of age and service credit for pension purposes.

Excise Tax Reimbursement

U.S. tax laws impose an excise tax on employees who receive benefits in connection with a change in control in certain circumstances and subject to certain conditions. We have agreed to pay this tax for our named executive officers, and to pay any taxes that result from our payment of the excise tax.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a change in control on outstanding stock options, restricted units and performance awards held by our named executive officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 40 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock option, restricted units and performance share awards held by our named executive officers as of December 31, 2008, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on that date ($32.83).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a change in control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a named executive officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a named executive officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2008.

	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Units	Unvested Value of Performance Shares at Target
Mr. Cote	$—	$12,416,306	$4,103,750
Mr. Anderson	$—	$3,299,415	—
Mr. Fradin	$—	$5,542,820	—
Mr. Gillette	$—	$8,327,789	—
Mr. Kittelberger	$—	$2,634,017	—

Impact on Outstanding Awards

The treatment of stock options, restricted units and performance shares following termination of employment depends on the plan under which the awards were granted, as follows:

•

1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) the full remaining term if termination is on account of death, disability, or an involuntary termination after qualifying for early or normal retirement under a qualified defined benefit pension plan, (ii) three years in the case of any other involuntary termination without cause; and (iii) 90 days if termination is voluntary without good reason. If an employee dies, becomes disabled or terminates after becoming eligible for normal retirement benefits under a qualified defined benefit plan, unvested options become vested. In other circumstances, unvested options immediately lapse.

•

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service) (ii) one year in the case of any other involuntary termination without cause, and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. Restricted units become vested upon full retirement, death, disability or a change in control. In other circumstances, unvested options and restricted units immediately lapse.

•

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options immediately lapse following full retirement. Similarly, instead of full vesting, restricted units awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.

•

Under each of the foregoing plans, unvested stock options and restricted units vest upon a change in control. Performance shares vest at target upon a change in control. Restricted units and performance shares that vest upon a change in control shall be paid out within 90 days (subject to any existing deferral elections).

•	For Mr. Cote, stock options and restricted units (other than his sign-on performance stock option grant) continue to remain outstanding and vest as scheduled if his employment is terminated by us other than for cause or by him for good reason. In addition, Mr. Cote’s unvested options and restricted units vest immediately if he dies or becomes disabled. For Mr. Kittelberger, stock options and restricted units continue to vest as scheduled following a termination of his employment for good reason. Mr. Fradin received a special grant of 203,000 restricted units in 2007. Pursuant to Mr. Fradin’s grant agreement, if his employment is terminated by us other than for cause or by virtue of his death or disability, such restricted units shall vest immediately and shall be paid out as soon as practicable (subject to any existing deferral election). In the event of a change in control, such restricted units shall vest immediately and shall be paid out within 90 days of the change in control (subject to any existing deferral election). In such case, the amount to be paid out shall be determined by multiplying the number of restricted units by the greater of the highest price paid by the acquiring entity, or the highest trading price for the 90-day period ending on the change in control date.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in control

(a) the acquisition of 30% or more of Common Stock; (b) the purchase of all or part of Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s Board over a two year period.

Termination for cause (for Mr. Cote)

(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell or (b) Mr. Cote is convicted of a felony.

Termination for gross cause (for Mr. Kittelberger)	(a) fraud, misappropriation of Honeywell property, or intentional misconduct which is damaging to us or our businesses or (b) the commission of a crime.

Termination for gross cause (for other named executive officers)

(a) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (b) the misappropriation, embezzlement or willful destruction of Company property of significant value; (c)(i) the willful failure to perform, (ii) gross negligence in the performance of, or (iii) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (d) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (e) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Term	Summary of Definition
Termination for good reason (for Mr. Cote)

(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement; (d) any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; (e) the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or (f) any other action that would be considered “Good Reason” under the Senior Severance Plan.

Termination for good reason (for other named executive officers)

(a) a material diminution in the named executive officer’s authority, duties or responsibilities; (b) a material decrease in base compensation; (c) a material reduction in the aggregate benefits available to the named executive officer where such reduction does not apply to all similarly- situated employees; (d) any geographic relocation of the named executive officer’s position to a location that is more than 50 miles from his or her previous work location; (e) any action that constitutes a constructive discharge; or (f) the failure of a successor to assume these obligations under the Senior Severance Plan.

For Mr. Kittelberger, good reason shall also include (a) any significant reduction in incentive compensation or certain other types of benefits or (b) any change in Mr. Kittelberger’s direct reporting relationship to Honeywell’s CEO or (c) the removal of Mr. Kittelberger from the Honeywell Leadership Council other than for cause.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the five directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Davis is the “audit committee financial expert” as defined by applicable SEC rules and that Mr. Davis and Ms. Deily satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2008 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2008 filed with the SEC.

THE AUDIT COMMITTEE

D. Scott Davis (Chair)
Linnet Deily
George Paz
John R. Stafford
Michael W. Wright

Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP as independent accountants for Honeywell to audit its consolidated financial statements for 2009 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2008 and 2007 as set forth below:

(in millions of $)	2008	2007
Audit Fees	$26.4	$25.6

Annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 work, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related Fees	$2.6	$1.5	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.

Tax Fees	$6.3	$5.7

Tax compliance services were $5.0 in 2008 and $4.1 in 2007, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $1.3 in 2008 and $1.6 in 2007, relating primarily to acquisitions, and reorganizations.

All Other Fees	$0.0	$0.1	These fees primarily represent licensing fees for electronic workpaper software used by our Corporate Audit Department and accounting research software.

Total Fees	$35.3	$32.9

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non- audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. On a quarterly basis, the Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated below, the Board of Directors recommends a vote AGAINST each of these proposals.

Proposal No. 3: CUMULATIVE VOTING

This proposal has been submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 (the beneficial owner of 3,800 shares of Common Stock).

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of William Steiner

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and 2008. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommend a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would- be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•

Our Chairman David Cote was awarded 700,000 options in 2007. The large size of this option award raised concerns over the link between executive pay and company performance given that small increases in the company’s share price (which can be completely unrelated to management performance) can result in large financial awards. Source: The Corporate Library www.thecorporatelibrary.com, an independent investment research firm.

•	John Stafford of our audit committee and Chairman of our executive pay committee received the most withheld votes at our 2008 annual meeting.

•	Mr. Stafford also served on the Verizon (VZ) Board rated “D” by The Corporate Library and had 15-years tenure at Honeywell—Independence concern.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting
Yes on 3

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Company’s current method of electing directors, by an affirmative majority of the votes cast in uncontested elections, is utilized by most major publicly-traded corporations and is the system most likely to result in an independent board that represents all shareowners and not a particular interest group. The Company’s shareowners have rejected prior cumulative voting proposals.

Cumulative voting is inconsistent with the principle that each director should represent all shareowners equally because it permits the election of a director by one shareowner or a relatively small group of shareowners. Cumulative voting can thus result in the election of a director who would not have the support of the holders of most of the outstanding shares of Common Stock and who feels accountable to the special interests of a particular shareowner constituency rather than to the shareowners as a whole. Furthermore, cumulative voting at companies that have a majority voting standard in director elections presents complex technical and legal issues. The American Bar Association Committee on Corporate Laws has recommended that majority voting in director elections not apply at companies with cumulative voting.

Each director has a fiduciary duty to represent all of the Company’s shareowners and to advance the best interests of the Company. A director who represents a particular shareowner constituency may feel obligated to pursue their financial, political and social agenda and the constituency may exert undue influence over the director, thereby resulting in an inherent conflict between the director’s fiduciary duty to represent the Company and all of its shareowners and the director’s allegiance to his or her narrow constituency.

The Board also believes that cumulative voting is unnecessary in light of the numerous actions taken by the Company to promote accountability to shareowners, such as declassifying the Board and electing all directors annually, amending the Company’s By-laws to provide for majority voting in uncontested director elections, the elimination of supermajority voting provisions in the Company’s governing documents, and granting the holders of at least 25% of the Company’s outstanding stock the right to call special meetings of shareowners. In addition, all members of the Board of Directors (other than the CEO) are independent, as are all of the members of each of the Board’s Committees.

The Board of Directors believes the current method of electing directors is the fairest and most efficient way to ensure that the directors work toward the common goal of advancing the best interests of the Company and all its shareowners and to avoid the risk of being divided by competing special interest groups.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 4: PRINCIPLES FOR HEALTH CARE REFORM

This proposal has been submitted by AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006 (the beneficial owner of 504 shares of Common Stock).

RESOLVED: Shareholders of Honeywell International Inc. (the “Company”) urge the Board of Directors (the “Board”) to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Supporting Statement

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani. “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 45.7 million Americans without health insurance result in higher costs to our Company, as well as all other U.S. companies that provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduce shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes that national health care reform is a matter for executive and legislative action as a public policy issue. The Company has and will continue to address the challenge of providing affordable, quality health care for its employees, while also working to address escalating health care costs. The Company regularly assesses existing and potential new health care programs and selects those that both enhance the well-being and productivity of our employees and mitigate rising health care costs. The Company’s HealthResource program offers employees and their families a unique suite of health care tools and resources to help them make more informed health care decisions and choose high quality hospitals and providers.

While the elements of national health care reform are still being developed and deliberated by the President and Congress, it is not in the Company’s best interests to be subject to the health care principles of a single organization. The Company currently works through a number of organizations to advance its support for health care reform, improved access to care and improved quality of care. These organizations include the National Business Group on Health, the Corporate Health Care Coalition and the ERISA Industry Committee. The Board does not believe that adoption of this proposal would facilitate the enactment of reform legislation that would benefit the Company, its employees and its shareowners.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 5: EXECUTIVE COMPENSATION ADVISORY VOTE

This proposal has been submitted by Mercy Investment Program (co-sponsored with Sisters of Mercy, Regional Community of Detroit Charitable Trust), 205 Avenue C, #10E, New York, NY 10009 (the beneficial owner of 15,900 shares of Common Stock)

RESOLVED, that shareholders of Honeywell Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date ten other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe the statesman like approach for company leaders is to adopt an Advisory Vote voluntarily before required by law.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

The economic crisis highlights the importance of an Advisory Vote for financial companies.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Company’s executive compensation program is designed to attract and retain highly qualified leaders and to reward achievement of challenging financial and non-financial objectives. The program, which is overseen by the Board’s Management Development and Compensation Committee (consisting entirely of independent directors; the “Committee”), seeks to align the interests of executives and shareowners by emphasizing variable, at-risk compensation tied to both short and long-term performance. The linkage between objectives and elements of the Company’s executive compensation program and the individual compensation decisions made by the Committee are set forth in the “Compensation Discussion and Analysis” on pages 20-35 of this proxy statement. Through the CD&A and the accompanying tables and narrative discussion in the “Executive Compensation” section of this proxy statement, we seek to provide an understandable and transparent explanation of the types of executive compensation offered by the Company, the various factors considered by the Committee (including input from the independent consultant retained by the Committee) in making its determinations, and the rationale for striking the appropriate balance between fixed and at-risk, short and long-term, and cash and equity compensation.

A single “for” or “against” advisory vote would not provide the Board or the Committee with any specific or actionable insight into shareowners’ specific concerns or suggested improvements. Such a vote could also reflect conflicting concerns or agendas of individual shareowners or groups of shareowners. If the Board of Directors is then left to speculate as to the meaning behind the advisory vote, it may misinterpret the vote and fail to respond to the shareowners’ actual interests or concerns. Given the scope and complexity of the subject, and the significant time and effort spent by the Committee in the performance of its duties, the Board believes that the Committee is in the best position to evaluate the alignment between the compensation program’s design principles, key objectives, types of compensation, and individual compensation decisions. It is also important to remember that the compensation information in the Summary Compensation Table is for the past three years and that changes to the executive compensation program may be under consideration and/or implemented by the Committee by the time of the annual meeting in light of volatile global economic conditions or due to changes in the marketplace in which the Company competes for executive talent.

Moreover, the members of the Committee are held accountable to shareowners through the annual election of directors by an affirmative majority of the votes cast in uncontested elections. Shareowners may also express their views through writing to the Board, the Committee or to the Company’s management. Incentive and equity compensation plans also typically require shareowner approval.

An advisory vote on executive compensation is already the subject of pending legislation and should be implemented, if at all, on a uniform basis for all public companies, as is the case in the United Kingdom, rather than on a company by company basis. The adoption of an advisory vote by the Company in advance of legislative action applicable to all public companies would create uncertainty among executives as to the year to year continuity of the various elements of the Company’s executive compensation program. This, in turn, would be a competitive disadvantage in attracting and retaining the highly qualified leaders critical to the long-term success of the Company and the creation of shareowner value.

The Board of Directors believes that an advisory vote on executive compensation would not in any significant way assist the Committee in fulfilling its fiduciary duty to the Company and shareowners in making appropriate executive compensation determinations that balance the recruitment and retention of key business leaders with long-term shareowner value. Instead, the advisory vote would serve to limit the Committee’s flexibility in creating compensation packages that retain high quality leaders and maintain the Company’s competitive edge.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 6: TAX GROSS-UP PAYMENTS

This proposal has been submitted by AFSCME Employees Pension Plan, 1625 L Street N.W., Washington, D.C. 20036-5687 (the beneficial owner of 5,174 shares of Common Stock)

RESOLVED, that shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“Gross-up”), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

As long-term Honeywell shareowners, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, tax gross-ups for senior executives-reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive’s behalf-are not consistent with these principles. Here at our company, in 2007 Chairman and CEO David Cote received $63,367 for tax reimbursements associated with life insurance premiums and personal aircraft usage. Additionally, in connection with a change in control, all five named executive officers are entitled to receive more than $49 million in gross-ups on excise taxes in the event of termination by company without cause, by named executive officer for good reason or due to disability, out of which Mr. Cote is entitled to receive more than $22 million.

Because the amount of gross-up payments depends on a variety of external factors such as the tax rate-and not on company performance-tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation.

The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excess parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, “The CEO’s Parachute Cost What?” The New York Times (Feb. 4, 2007))

This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company’s management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or to equalize taxation on employees serving in expatriate assignments, for example, which are extended to a large number of employees under similar circumstances, are much smaller and do not raise concerns about fairness and misplaced incentives.

We urge shareowners to vote FOR this proposal.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

One of the key design principles of the Company’s executive compensation program is that the program should enable the attraction and retention of highly qualified executives with the leadership skills and experience necessary to drive results and change across a global organization, meet diverse strategic and operational challenges, and build long-term shareowner value. In order to do this, the Company needs the flexibility to offer competitive benefits when recruiting and retaining executives. Tax reimbursement (or “gross-up”) payments are used in limited instances where necessary to ensure that executives receive the intended value of these benefits and to guard against a conflicting application of the relevant tax rules to similarly-situated executives.

For example, the Company uses tax gross-ups to address inequities created during a change in control. Section 4999 of the Internal Revenue Code imposes a 20% excise tax on employees who receive benefits in connection with a change in control that equal or exceed three times the employee’s “base amount” of compensation (the average W-2 income over the preceding five years). Similarly situated executives may have substantially different “base amounts” based on length of service, timing of stock option exercises, or permitted deferrals of cash or equity compensation. A large portion of our senior executives’ compensation is in the form of incentive awards which vest over multiple years of service and seek to reward long-term performance. Applicable tax rules can impose excise taxes when awards vest in connection with a change in control or a termination of employment coincident to a change in control. Consequently, Section 4999 can have significantly varying and arbitrary effects on an individual’s tax obligations based on the individual’s personal compensation history and decisions, decisions which are highly unlikely to have been made with Section 4999 in mind. Moreover, without the offsetting benefit of an excise tax gross-up, executives may be incentivized to divest their equity ownership in the Company as soon as they are able, thereby diminishing the alignment between equity grants and long- term performance. Therefore, the Committee believes that excise tax gross-up payments are appropriate in the change in control context to (i) prevent the intended value of the benefit from being significantly and arbitrarily reduced, (ii) equalize payouts across similarly situated executives who may have different exposure to excise tax, and (iii) uphold the design principles behind our long-term compensation plan.

The Company also uses tax gross-up payments to compensate our CEO, Mr. Cote, for the tax costs associated with complying with the Company’s travel and security policies. The policies require Mr. Cote to use company aircraft for all air travel, whether personal or business. The Committee believes that these measures enhance Mr. Cote’s personal security, protect the confidentiality of Mr. Cote’s travel and the Company’s business, and allow Mr. Cote to minimize and more effectively utilize his travel time. To prevent Mr. Cote from being penalized for his compliance with Company policies, the Company provides a gross up benefit to compensate him for the corresponding tax liability related to the use of company aircraft.

In addition, under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with life insurance coverage at the Company’s cost. In order to ensure the Company’s compliance with a change in applicable regulations, Mr. Cote maintains the insurance on his own and is reimbursed by the Company for the cost of the annual premium. Accordingly, it is appropriate for the Company to bear the cost of the estimated taxes on this reimbursement.

The Company’s executive compensation program is overseen by the Management Development and Compensation Committee (all of the members of which are independent directors; the “Committee”). The Board of Directors and the Committee believe that the use of tax gross-up payments in the limited instances set forth above (and discussed further in the “Executive Compensation” section of this proxy statement) is consistent with the executive compensation program objective of attracting and retaining talented, high-performing executives and is necessary and appropriate in order to eliminate the possibility of arbitrary, disparate after-tax results for otherwise similarly-situated executives.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 7: SPECIAL SHAREOWNER MEETINGS

This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, NY 14127 (the owner of 288 shares of Common Stock).

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into consideration when assigning company ratings.

Merck (MRK) shareholders voted 57% in favor of a proposal for 10% of shareholders to have the right to call a special meeting.

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings—
Yes on 7

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Company’s governing documents provide that holders of at least 25% of the outstanding stock of the Company can call a special meeting of shareowners. The Board believes that the 25% threshold for the right of shareowners to call a special meeting is reasonable and appropriate. This threshold prevents a small group of shareowners from calling unnecessary and costly meetings on matters that are neither relevant to the majority of shareowners nor in the best interests of the Company and shareowners in general.

This is the third consecutive year in which the proponents have submitted a proposal on this topic. In 2006, the proponents submitted a proposal seeking to “give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting”; this proposal was approved by a majority of the votes cast at our 2007 annual meeting. The Board of Directors subsequently determined that a management proposal should be included in the Company’s 2008 proxy materials to amend the Company’s Certificate of Incorporation to allow holders of 25% or more of the outstanding shares of the Company’s common stock to call a special meeting. In the interim, the proponents submitted a proposal on this topic with “no [threshold] restriction”. Following their review of the management proposal, the proponents withdrew this proposal. The management proposal was approved by the shareowners at last year’s annual meeting and, as a result, the Company’s Certificate of Incorporation and By-Laws were amended accordingly. Now, less than a year after their concerns were specifically addressed in a manner that the proponents themselves acknowledged implemented their prior proposals, the proponents are seeking to reduce the ownership threshold required to call a special meeting from 25% to 10%. Nothing has changed in the interim regarding the nature of the Company’s shareowner base or the dispersion of share ownership. The Company performed well in 2008 despite increasingly challenging global economic and indirect conditions. The Company did not encumber the right to call special meetings of shareowners with additional restrictions, such as those tied to whether the same business has been or would be considered within a specified period of time at another shareowners’ meeting called by the Company.

It should also not be overlooked that the costs associated with convening a special meeting of shareowners are substantial both in terms of the monetary expense (e.g., legal fees and printing and mailing costs associated with the required disclosure documents) and the time commitment (e.g.,

Board’s and management’s time needed for preparing for and conducting the meeting), and, thus such meetings should be held only when there is an extraordinary matter and/or significant strategic concern that cannot wait until the next annual meeting for consideration by the Company’s shareowners.

The Board also believes that this proposal is inherently vague and indefinite as its second sentence could be subject to many interpretations, including some of questionable enforceability under Delaware law. Accordingly, neither the shareowners voting on this proposal, nor the Company if it sought to implement the proposal, would be able to determine with any reasonable certainty exactly what actions or measures the proposal requires.

The Board also believes that the need for adoption of the proposal should be evaluated in the context of the Company’s overall corporate governance. The accountability of directors to the Company’s shareowners has been enhanced through the declassification of the Board (resulting in the annual election of the directors) and the adoption of majority voting in the election of directors. The Company has also eliminated the supermajority voting provisions contained in its Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and amended its Corporate Governance Guidelines to provide for recoupment of incentive compensation in the event of a significant restatement.

In light of the Board’s continuing commitment to ensuring effective corporate governance, and given the Company’s actions in already addressing this proposal through the passage and implementation of the management proposal at last year’s annual meeting (as well as the ambiguity as to this proposal’s meaning), the Board believes that adoption of this proposal is unnecessary and unduly burdensome. The potential for a small group of shareowners with special interests to exert undue influence and call special meetings for purposes that do not benefit the majority of shareowners of the Company, coupled with the expense and administrative burden associated with hosting a special meeting, make this proposal contrary to the best interests of the Company and its shareowners.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

Shareowner Proposals for 2010 Annual Meeting

•

In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2010 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 13, 2009. Proposals submitted thereafter will be opposed as not timely filed.

•

If a shareowner intends to present a proposal for consideration at the 2010 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 29, 2009 and not later than January 28, 2010. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2010 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2009 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Corporate Secretary

March 12, 2009

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HNWEL1	KEEP THIS PORTION FOR YOUR RECORDS

HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:

The Board of Directors recommends a vote		“FOR”
Nominees (A) through (J).		ê
		For	Against

A.	Gordon M. Bethune	☐	☐

B.	Jaime Chico Pardo	☐	☐

C.	David M. Cote	☐	☐

D.	D. Scott Davis	☐	☐

E.	Linnet F. Deily	☐	☐

F.	Clive R. Hollick	☐	☐

G.	George Paz	☐	☐

H.	Bradley T. Sheares	☐	☐

I.	John R. Stafford	☐	☐

J.	Michael W. Wright	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

	The Board of Directors recommends a vote	“FOR”
	Proposal (2).	ê
		For	Against	Abstain

2.	Approval of Independent Accountants	☐	☐	☐

	The Board of Directors recommends a vote		“AGAINST”
	Proposals (3) through (7).		ê
		For	Against	Abstain

3.	Cumulative Voting	☐	☐	☐

4.	Principles for Health Care Reform	☐	☐	☐

5.	Executive Compensation Advisory Vote	☐	☐	☐

6.	Tax Gross-Up Payments	☐	☐	☐

7.	Special Shareowner Meetings	☐	☐	☐

Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2009 Notice and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

HNWEL2

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 27, 2009

           The undersigned hereby appoints David M. Cote, Peter M. Kreindler, Katherine L. Adams and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 27, 2009, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

           Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, George Paz, Bradley T. Sheares, John R. Stafford, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 THROUGH 7. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EST ON APRIL 26, 2009.

          This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 27, 2009 by persons who participate in the Honeywell Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EST ON APRIL 23, 2009.

          By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 27, 2009, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, George Paz, Bradley T. Sheares, John R. Stafford, Michael W. Wright.

           IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 THROUGH 7. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Appendix II

FORM OF EMAIL MESSAGE TO PLAN PARTICIPANTS

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2009 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners.

MEETING DATE: April 27, 2009

Voting Direction Information
This email represents your shares in the following account(s) as of the record date, February 27, 2009:

NAME
HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - MACK TRUCKS UAW 401K	123,456,789,012.00000
HONEYWELL INTL - ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - OLD COMMON	123,456,789,012.00000
HONEYWELL INTL - GLOBAL PLAN	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000
HONEYWELL INTL - ALLIED SIGNAL	123,456,789,012.00000
HONEYWELL INTL - ASTOR LIMITED	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts.  Each will contain a separate CONTROL NUMBER.  We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901
Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment.  You can get your PIN by following the simple instructions at http://www.ProxyVote.com.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone votes for Honeywell Savings and Ownership Plan voting are accepted until 5:00 pm (EST) on April 23, 2009. The cutoff for all other Internet and telephone voting is 11:59 pm (EST) on April 26, 2009.

The Board of Directors recommends a vote FOR Proposals 1 (the election of the nominees listed in the proxy statement to the Board of Directors) and 2 (the approval of the independent accountants) and AGAINST Proposals 3 through 7.

You can enter your voting instructions and view the shareholder material at the following Internet site.  If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

If you wish to vote by telephone, then please call 1-800-690-6903.
You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT
The proxy statement, as well as the Annual Report, can also be found at the following Internet site:

http://phx.corporate-ir.net/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com.  Please REPLY to this e-mail with any comments or questions about proxyvote.  (Include the original text and subject line of this message for identification purposes.)